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EXHIBIT 2.1

              PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT

                                 BY AND BETWEEN

                               FIRST CITIZENS BANK

                     AN OHIO STATE CHARTERED COMMERCIAL BANK

                                       AND

                                 THE MARION BANK

                     AN OHIO STATE CHARTERED COMMERCIAL BANK

                                OCTOBER 27, 2004

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TABLE OF CONTENTS

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ARTICLE I
DEFINITIONS................................................................     1

        1.1   Definitions..................................................     1

ARTICLE II
TERMS OF PURCHASE AND ASSUMPTION...........................................     6

        2.1   Purchase and Sale of Assets..................................     6
        2.2   Assumption of Liabilities....................................     7
        2.3   Purchase Price...............................................     7
        2.4   Consideration for Assumption of Liabilities..................     8
        2.5   Excluded Assets..............................................     8

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER...................................     8

        3.1   Organization and Related Matters.............................     8
        3.2   Authorization................................................     8
        3.3   No Breaches of Statute or Contract Required Consents.........     8
        3.4   Litigation and Related Matters...............................     9
        3.5   Consents.....................................................     9
        3.6   Deposits.....................................................     9
        3.7   Personal Property............................................     10
        3.8   Contracts....................................................     10
        3.9   Real Property................................................     10
        3.10  Compliance with Laws and Regulations.........................     11
        3.11  Governmental Notices.........................................     11
        3.12  The Acquired Loans...........................................     11
        3.13  FIRPTA.......................................................     12
        3.14  No Broker's or Finder's Fees.................................     12
        3.15  Statements True and Correct..................................     13
        3.16  Employees....................................................     13
        3.17  Environmental Matters........................................     13
        3.18  Records......................................................     13
        3.19  Tax Matters..................................................     14
        3.20  Other Assets.................................................     14
        3.21  Exhibits and Schedules.......................................     14
        3.22  Community Reinvestment Act; Regulatory Matters...............     14
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER................................     14

        4.1   Organization and Related Matters.............................     14
        4.2   Authorization................................................     15
        4.3   No Breaches of Statute or Contract Required Consent..........     15
        4.4   Litigation and Relate Matters................................     15
        4.5   Consents.....................................................     15
        4.6   Compliance with Laws and Regulations.........................     15
        4.7   Governmental Notices.........................................     15
        4.8   No Broker's or Finder's Fees.................................     16
        4.9   Community Reinvestment Act; Regulatory Matters...............     16

ARTICLE V
UPDATING OF INFORMATION....................................................     16

        5.1   Cash on Hand.................................................     16
        5.2   Deposits.....................................................     16
        5.3   Personal Property............................................     16
        5.4   Contracts....................................................     16
        5.5   Acquired Loans...............................................     17
        5.6   Other Assets.................................................     17

ARTICLE VI
COVENANTS OF SELLER........................................................     17

        6.1   Operations in Ordinary Course................................     17
        6.2   Deposits.....................................................     17
        6.3   Acquired Loans...............................................     18
        6.4   Conditions to Closing........................................     19
        6.5   Contracts....................................................     19
        6.6   Consents.....................................................     19
        6.7   Conversion; Records..........................................     19
        6.8   Insurance Endorsements.......................................     20
        6.9   Loan Documents...............................................     20
        6.10  Covenant Not to Compete......................................     20
        6.11  Fees and Expenses............................................     21
        6.12  Investigations...............................................     21
        6.13  Acquired Loans...............................................     21
        6.14  Proposed Action..............................................     21
        6.15  Limited Right of Purchaser to Put Back Acquired Loans........     21
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ARTICLE VII
COVENANTS OF PURCHASER.....................................................     21

        7.1   Performance of Liabilities...................................     21
        7.2   Safe Deposit Business........................................     22
        7.3   Fiduciary Relationships......................................     22
        7.4   Acquired Loans...............................................     22
        7.5   Conduct of Business..........................................     22
        7.6   Conditions to Closing........................................     22
        7.7   Records......................................................     23

ARTICLE VIII
ADDITIONAL AGREEMENTS......................................................     23

        8.1   Regulatory Approvals.........................................     23
        8.2   Insurance....................................................     23
        8.3   Further Assurances...........................................     23
        8.4   Employees....................................................     23
        8.5   Confidentiality..............................................     24
        8.6   Publicity; Notices...........................................     25
        8.7   Tax Reporting................................................     25
        8.8   Interest Reporting...........................................     25
        8.9   Withholding..................................................     26
        8.10  Signs........................................................     26
        8.11  Transitional Matters.........................................     26
        8.12  Environmental Matters........................................     27
        8.13  Damage or Condemnation.......................................     27
        8.14  Title to Real Property.......................................     28
        8.15  Escrow Accounts..............................................     29

ARTICLE IX
CONDITIONS TO OBLIGATION OF PURCHASER......................................     29

        9.1   No Injunctions or Restraints.................................     29
        9.2   Conditions Performed.........................................     30
        9.3   Representations..............................................     30
        9.4   Consents.....................................................     30
        9.5   Documentation................................................     30
        9.6   Collateral Assignment........................................     30
        9.7   Minimum Acquired Loans.......................................     30
        9.8   Minimum Acquired Core Deposits...............................     30
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ARTICLE X
CONDITIONS TO OBLIGATION OF SELLER.........................................     31

        10.1  No Injunctions or Restraints.................................     31
        10.2  Conditions Performed.........................................     31
        10.3  Representations..............................................     31
        10.4  Documentation................................................     31

ARTICLE XI
CONDITIONS TO OBLIGATIONS OF BOTH PARTIES..................................     31

        11.1  Governmental Actions.........................................     31
        11.2  Governmental Approvals.......................................     32

ARTICLE XII
THE CLOSING................................................................     32

        12.1  Time and Place of Closing....................................     32
        12.2  Payment Due at Closing.......................................     32
        12.3  Closing Documents to be Delivered or Actions to be
              Taken by Seller..............................................     32
        12.4  Closing Documents to be Delivered or Actions to be Taken
              by Purchaser.................................................     34
        12.5  Post-Closing Adjustment......................................     35

ARTICLE XIII
TRANSFER OF DEPOSIT ACCOUNTS...............................................     35

        13.1  Deposit Post-Closing Reconciliation..........................     35
        13.2  Effect of Transitional Action................................     38

ARTICLE XIV
TERMINATION................................................................     38

        14.1  Events of Termination........................................     38
        14.2  Manner of Termination........................................     39
        14.3  Effect of Termination........................................     39

ARTICLE XV
INDEMNIFICATION............................................................     39

        15.1  Repurchase of Loan...........................................     39
        15.2  Indemnification by Both Parties..............................     40
        15.3  Indemnification by Seller....................................     40
        15.4  Indemnification by Purchaser ................................     40
        15.5  Limitation on Indemnification................................     40
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                                       iv

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ARTICLE XVI
MISCELLANEOUS..............................................................     41

        16.1  Survival of Representations and Warranties; Covenants........     41
        16.2  Taxes; Expenses and Prorations...............................     41
        16.3  Notices......................................................     42
        16.4  Entire Agreement; Modifications; Waivers Headings;
              Ambiguities..................................................     42
        16.5  Successors and Assigns.......................................     43
        16.6  Counterparts.................................................     43
        16.7  Governing Law................................................     43
        16.8  Time is of the Essence.......................................     43
        16.9  Remedies.....................................................     43
        16.10 Attorneys' Fees..............................................     44
        16.11 Severability.................................................     44
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EXHIBIT A       BRANCH OFFICES OF SELLER
EXHIBIT B       FORM OF PRELIMINARY SETTLEMENT STATEMENT
EXHIBIT C       IRREVOCABLE LIMITED POWER OF ATTORNEY (UNLIMITED DURATION)
EXHIBIT D       FORM OF CERTIFICATE OF NON-FOREIGN STATUS
EXHIBIT E       FORM OF BILL OF SALE AND ASSIGNMENT
EXHIBIT F       FORM OF GENERAL ASSIGNMENT
EXHIBIT G       FORM OF ASSUMPTION AGREEMENT
EXHIBIT H       FORM OF RETIREMENT ACCOUNT TRANSFER AGREEMENT
EXHIBIT I       FORM OF OPINION OF COUNSEL TO SELLER
EXHIBIT J       FORM OF SELLER'S DESIGNATED OFFICER'S CERTIFICATE
EXHIBIT K       FORM OF COVERDELL EDUCATION SAVINGS ACCOUNT TRANSFER AGREEMENT
EXHIBIT L       FORM OF OPINION OF COUNSEL TO PURCHASER
EXHIBIT M       FORM OF PURCHASER'S OFFICER'S CERTIFICATE
EXHIBIT N       FORM OF FINAL SETTLEMENT STATEMENT

Schedule 2.1(a)(xi)   - Other Assets Schedule
Schedule 3.5          - Seller Consents
Schedule 3.6          - Deposits; Excluded Deposits
Schedule 3.7          - Personal Property
Schedule 3.8          - Contracts
Schedule 3.9          - Real Property Descriptions
Schedule 3.10         - Seller Regulatory Matters

                                        v

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Schedule 3.12(b)      - Acquired Loan Schedule
Schedule 3.12(c)      - Acquired Loan Restrictions
Schedule 3.12(f)      - Acquired Loan Notices
Schedule 3.12(g)      - Acquired Loan Breaches and/or Defaults as of 6/30/04
Schedule 3.12(i)(1)   - Acquired Loan Amounts 30 Days Past Due, as of 6/30/04
Schedule 3.14         - Seller Brokers and Finders
Schedule 3.17         - Environmental Matters
Schedule 3.22         - Community Reinvestment Act
Schedule 4.5          - Purchaser Consents
Schedule 4.8          - Purchaser Brokers and Finders
Schedule 5.1          - Cash on Hand
Schedule 8.4          - Employees

                                       vi

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            PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT

            This Purchase of Assets and Liability Assumption Agreement is made and entered into as of October 27, 2004, by and between First Citizens Bank, an Ohio state chartered commercial bank ("Seller"), and The Marion Bank, an Ohio state chartered commercial bank ("Purchaser"), with reference to the following facts:

            WHEREAS, Seller desires (i) to transfer to Purchaser approximately $20 million of deposit liabilities, subject to the adjustments described herein, and (ii) to sell to Purchaser approximately $___ million of assets, subject to the adjustments described herein (and transfer liabilities related thereto).

            WHEREAS, Purchaser desires to assume such liabilities and purchase such assets for a Purchase Premium to be calculated pursuant to the terms of this Agreement.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            1.1 Definitions.

            "ACH" shall have the meaning set forth in Section 13.1(b)(ii).

            "Acquired Loan Purchase Price" shall mean, with respect to any date, with respect to each Acquired Loan, an amount equal to the Loan Balance payable to Seller of such Acquired Loan, plus the aggregate of (i) accrued and unpaid interest thereon and (ii) accrued and unpaid fees thereon (or Seller's prorata portion of accrued and unpaid interest and fees in the event any participation has been sold in the Acquired Loan) in each case as of such date.

            "Acquired Loan Schedule" shall mean, with respect to any date, the schedule substantially in the form of Schedule 3.12(b) listing each Acquired Loan to be purchased at the Closing and listing the following information: (i) the total Commitment or credit line with respect to each such Acquired Loan;
(ii) the total amount of Loan Balance, and any related accrued and unpaid interest, fees and other payments outstanding, of each such Acquired Loan; (iii) the amount of Seller's ownership interest as a percentage in each such Acquired Loan; (iv) the amount of any unfunded Commitment or credit line of Seller of each such Acquired Loan; (v) the amount of any over advance on each such Acquired Loan; and (vi) the Loan Balance, and any related accrued and unpaid interest, fees and other payments outstanding, of any participations in each such Acquired Loan and the identity of such participants, in each case, as of such date.

            "Acquired Loans" shall mean all right, title and interest of Seller as of the Closing Date in the loans (other than Excluded Loans) and Commitments identified on the Acquired

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Loan Schedule, and all Loan Documents related thereto, including, without limitation, all right, title and interest to all unpaid or future commitment, facility and other fees associated therewith.

            "Acquired Loan Restrictions" shall have the meaning set forth in
Section 3.12(c).

            "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

            "Agreement" shall mean this Purchase of Assets and Liability Assumption Agreement, dated as of October 27, 2004, by and between Seller and Purchaser.

            "Allocation Statement" shall have the meaning set forth in Section 8.7.

            "Assets" shall have the meaning set forth in Section 2.1(a).

            "Assumed Contracts" shall have the meaning set forth in Section 5.4.

            "Bank Employees" shall mean the employees of Seller employed at the Branches.

            "Branch" shall mean one of the Seller's branch offices located at 201 Marion Street, Green Camp, Ohio and 24 West Ottawa Street, Richwood, Ohio, more particularly described and defined in Exhibit A hereto, and "Branches" shall mean both such branch offices.

            "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which state chartered savings banks, state chartered commercial banks or national banking associations operating in the State of Ohio are authorized or obligated by law or executive order to close.

            "Carrying Value" shall mean the carrying value as reflected on Seller's books and records, as determined in accordance with generally accepted accounting principles consistently applied.

            "Cash on Hand" shall mean, with respect to any date, all cash on hand at the Branches as of the Close of Business on such date, including vault cash, ATM cash, petty cash, tellers' cash and other cash items, as set forth on
Schedule 5.1.

            "Cash Payment" shall have the meaning set forth in Section 12.2.

            "Close of Business" shall mean, with respect to any Business Day, 5:00 p.m. local time.

            "Closing" shall have the meaning set forth in Section 12.1.

            "Closing Date" shall have the meaning set forth in Section 12.1.

            "Closing Purchase Premium" shall mean the calculation of the Purchase Premium with reference to Closing Schedule 3.6.

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            "Closing Schedule 3.6" shall have the meaning set forth in Section
5.2.

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Commitment" shall mean the obligation of Seller under a loan agreement, credit agreement or other arrangement or agreement to advance funds.

            "Consultant" shall have the meaning set forth in Section 8.12(b).

            "Conversion" shall have the meaning set forth in Section 6.7(a).

            "Conversion Date" shall mean the Closing Date.

            "Core Deposits" shall mean all Deposits domiciled at the Branches that may be drawn on by the account holder without prior notice to Seller, including all passbook, statement savings, checking and money market checking accounts, but not including certificates of deposit of $100,000 or more, public funds deposits, or any Excluded Deposits.

            "Covenant Not to Compete" shall mean the covenants of Seller set forth in Section 6.10.

            "Credit Card" shall mean any card, plate, coupon book or other credit device existing for the purpose of obtaining money, property, labor or services on credit and issued by Seller to a consumer or business customer for personal, family, household or business credit purposes.

            "Damages" shall mean any debt, loss, liability, damage, obligation, penalties, fines, payment (including, without limitation, those arising out of any claim, demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, reasonable attorneys' fees and expenses incurred in investigating, preparing or defending any Action).

            "Deposits" shall mean, with respect to any date, the aggregate deposit liabilities domiciled at the Branches as of the Close of Business on such date, including the amount of any accrued but unpaid interest thereon.

            "Designated Officers" shall mean Seller's President and principal accounting officer.

            "Endorsements" shall have the meaning set forth in Section 6.8.

            "Environmental Exceptions" shall have the meaning set forth in
Section 8.12(d).

            "Environmental Matters Notice of Termination" shall have the meaning set forth in Section 8.12(d).

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            "Environmental Requirements" shall have the meaning set forth in
Section 3.17.

            "Environmental Survey" shall have the meaning set forth in Section 8.12(b).

            "Excluded Assets" shall have the meaning set forth in Section 2.5.

            "Excluded Deposits" shall mean deposit liabilities (i) which in Purchaser's reasonable judgment cannot be transferred or assigned by Seller to Purchaser, (ii) which are subject to legal restraint preventing assignment of such deposit liabilities to Purchaser or (iii) any escrow account maintained by Seller for the payment of taxes and insurance on property securing an Acquired Loan.

            "Excluded Loans" shall have the meaning set forth in Section 5.5.

            "FDIC" shall mean the Federal Deposit Insurance Corporation.

            "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

            "Final Payment Amount" shall have the meaning set forth in Section 12.5(b).

            "Final Purchase Premium" shall mean the calculation of the Purchase Premium with reference to the final Schedule 3.6.

            "Hazardous Material" shall have the meaning set forth in Section
3.17.

            "Inclearing Period" shall have the meaning set forth in Section 13.1(a).

            "IRS" shall mean the Internal Revenue Service.

            "Knowledge" shall mean, with respect to any date, the actual knowledge of each of the Designated Officers, as of such date, without additional inquiry.

            "Liabilities" shall have the meaning set forth in Section 2.2.

            "Loan Balance" shall mean, with respect to any Acquired Loan as of a given date, the legally outstanding principal balance of such Acquired Loan as of the Close of Business on such date, as reflected in and based on the related Loan Documents.

            "Loan Documents" shall mean with respect to each Acquired Loan, all credit agreements, guaranties, opinions of counsel, mortgages, security agreements, deeds, title searches, UCC filings, trust instruments, financing statements, side letter agreements, participation agreements, records, correspondence, insurance binders and policies and other documents and Notes, and all amendments to any of the foregoing, relating to such Acquired Loan which are in Seller's legal or credit files.

            "Minimum Acquired Loans" shall have the meaning set forth in Section 9.7.

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            "Noncompete Area" shall mean the area within 15 miles of the
Branches.

            "Note" shall mean the promissory note evidencing indebtedness under an Acquired Loan.

            "ODFI" shall mean the Ohio Department of Financial Institutions.

            "Paper Items" shall have the meaning set forth in Section 13.1(a).

            "Permitted Encumbrances" shall have the meaning set forth in Section 8.14(c).

            "Personal Property" shall have the meaning set forth in Section 5.3.

            "Preliminary Purchase Price" shall mean the Purchase Price calculated pursuant to Section 2.3 of this Agreement in reliance upon updated Schedules 2.1(a)(xi), 3.6, 3.7, and 3.12(b), and upon Schedule 5.1, each as required to be delivered to Purchaser at the Closing.

            "Preliminary Settlement Statement" shall mean a settlement statement substantially in the form of Exhibit B attached hereto.

            "Prepaid FDIC Insurance Premium" shall mean the aggregate amount of all insurance premiums paid by Seller to the FDIC prior to the Closing Date with respect to the Deposits for any period following the Closing Date based on (i) the aggregate amount of the deposits domiciled at the Branches at the dates used for computation of the FDIC insurance assessment, and (ii) Seller's insurance assessment rate effective at the date of computation of such assessment, based on a "well capitalized" rating.

            "Purchase Premium" shall mean an amount equal to the lesser of (i)
5.5 percent of Core Deposits that are acquired by Purchaser or (ii) $850,000. The Purchase Premium shall be calculated based on the daily average balance of Core Deposits for the 20 Business Days immediately preceding the Closing Date, and shall be subject to reduction in an amount equal to 4% of the amount by which the Minimum Acquired Loans are less than $8,000,000.

            "Purchase Price" shall have the meaning set forth in Section 2.3.

            "Purchaser" shall mean The Marion Bank, an Ohio state chartered commercial bank.

            "Purchaser Transaction Documents" shall mean (i) a bill of sale and assignment, substantially in the form of Exhibit E, (ii) an assumption agreement, substantially in the form of Exhibit G, (iii) a retirement account transfer agreement, substantially in the form of Exhibit H, (iv) a Coverdell Education Savings Account Transfer agreement, substantially in the form of Exhibit K, and (v) an officer's certificate, substantially in the same form as Exhibit M.

            "Real Property" means all of Seller's right, title and interest in and to all real estate and improvements thereon and fixtures thereto at the Branches, together with all rights and appurtenances thereto and appurtenances pertaining thereto.

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            "Records" shall have the meaning set forth in Section 6.7(b).

            "Safe Deposit Business" shall mean the safe deposit boxes located at the Branches and the safe deposit business associated therewith.

            "Schedule 3.6" shall have the meaning set forth in Section 3.6.

            "Seller" shall mean First Citizens Bank, an Ohio state chartered banking corporation.

            "Seller Transaction Documents" shall mean (i) a limited power of attorney, substantially in the form of Exhibit C, (ii) a certificate of non-foreign status, substantially in the form of Exhibit D, (iii) a bill of sale and assignment substantially in the form of Exhibit E, (iv) a general assignment, substantially in the form of Exhibit F, (v) an assumption agreement, substantially in the form of Exhibit G, (vi) a retirement account transfer agreement, substantially in the form of Exhibit H, (vii) a Coverdell Education Savings Account Transfer agreement, substantially in the form of Exhibit K; and
(viii) a designated officer certificate, substantially in the form of Exhibit J.

            "Sign Support System" shall mean the support structure to which Signage is affixed or attached.

            "Signage" shall mean the display, including either Seller's or Purchaser's name and logo, used to identify either Seller's or Purchaser's place of business.

            "Student Loan" shall mean any loan designated as a student loan on the records of Seller as of the Closing Date.

            "Title Defects" shall have the meaning set forth in Section 8.14(c).

            "Transferred Employee" shall mean each Bank Employee who is offered employment by Purchaser and who accepts such employment.

            "Withholding Obligations" shall have the meaning set forth in
Section 8.9.

                                   ARTICLE II

                        TERMS OF PURCHASE AND ASSUMPTION

            2.1 Purchase and Sale of Assets. (a) Pursuant to the terms of this Agreement, Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from Seller, as of the Close of Business on the Closing Date, all of Seller's right, title and interest in and to each of the following, except as specifically provided herein, which are collectively referred to herein as the "Assets":

            (i)   the Personal Property;

            (ii)  the Assumed Contracts;

            (iii) the Real Property;

            (iv)  the Safe Deposit Business;

            (v)   the Records;

            (vi)  the Cash on Hand;

            (vii) the Acquired Loans;

           (viii) the customer lists delivered to Purchaser pursuant to the terms of the Agreement;

            (ix)  all Sign Support Systems located at the Branches;

            (x)   rights of action related to any Liabilities; and

            (xi) such other assets (as set forth on Schedule 2.1(a)(xi)) as may be mutually agreed to by the parties; provided that no Excluded Assets shall be included in such other assets.

            (b) In addition, Seller agrees to be bound, effective upon consummation of the Closing, by the terms of the Covenant Not to Compete.

            2.2 Assumption of Liabilities. Pursuant to the terms of this Agreement, Purchaser shall assume, at the Close of Business on the Closing Date, the Deposits (other than Excluded Deposits), and the liabilities and obligations of Seller arising from and after the Closing with respect to the Deposits (other than Excluded Deposits), the Assumed Contracts, the Safe Deposit Business, the Acquired Loans, the ownership and operation of the Real Property and Personal Property, and such other liabilities as may be mutually agreed to by the parties, which are collectively referred to herein as the "Liabilities". All liabilities of Seller other than the Liabilities shall remain the sole obligation of Seller and shall be performed in full by Seller.

            2.3 Purchase Price. The purchase price (the "Purchase Price") of the Assets, which will be offset at the Closing against the amount owed to Purchaser by Seller pursuant to the terms of Section 2.4 as consideration for the assumption by Purchaser of the Liabilities, will be an amount equal to the sum of the following:

            (i) the aggregate Carrying Value of the Personal Property, determined as of the Close of Business on the Closing Date up to a maximum of $16,000;

            (ii) the aggregate value of $200,000 for the Real Property, allocated as set forth on Schedule 3.9.

            (iii) the Acquired Loan Purchase Price;

            (iv)  the amount of the Cash on Hand;

            (v) the agreed upon purchase price of the other assets to be acquired by Purchaser upon mutual agreement of the parties; and

            (vi) the Purchase Premium, as adjusted in accordance with the terms of this Agreement.

            2.4 Consideration for Assumption of Liabilities. As consideration for the assumption of the Liabilities, Seller shall pay to Purchaser one hundred percent (100%) of the amount of the Deposits (other than Excluded Deposits) as of the Close of Business on the Closing Date.

            2.5 Excluded Assets. Notwithstanding anything else contained in the Agreement, the Assets shall not include (a) appreciated fine art; (b) Signage;
(c) any item bearing the name of First Citizens Bank (or any variation thereof) or the logo or trademark of First Citizens Bank or any predecessor thereto; (d) Excluded Loans; (e) Excluded Deposits; (f) any Credit Cards and related business; (h) any insurance or securities related business; (i) any of Seller's contracts excluded pursuant to Section 5.4; or (j) any rights, liabilities and obligations of Seller arising from any of the foregoing items (collectively, the "Excluded Assets")."

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and agrees as follows:

            3.1 Organization and Related Matters. Seller is an Ohio state chartered commercial bank, duly organized, validly existing, and in good standing under the laws of the State of Ohio, and it has the requisite corporate power and authority to own the Assets and carry on its business at the Branches as currently conducted and execute, deliver and perform this Agreement. Seller is duly qualified to carry on its business as it is now being conducted in each jurisdiction in which it does business, except any jurisdiction in which the failure to be so qualified would not have a material adverse effect on any Acquired Loan or materially adversely affect the operations of any of the Assets or Liabilities taken as a whole or materially adversely affect the operations of any of the Branches after the Closing. The deposits of Seller are, subject to applicable monetary limits established by law, insured by the Bank Insurance Fund of the FDIC. Seller is a not a member of the Federal Reserve, is regulated by the FDIC, and is duly authorized to operate each of the Branches.

            3.2 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, including approval by its Board of Directors. This Agreement has been duly executed and delivered by Seller. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms.

            3.3 No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and the Seller Transaction Documents and the consummation of the transactions contemplated hereby and in the Seller Transaction Documents, do not and will not

(i) conflict with any of the provisions of the charter or bylaws of Seller; (ii) violate any applicable laws, orders or regulations; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Seller is a party, or by which Seller or any of its property may be bound or affected, or any injunction of any court or governmental authority to which Seller or any of its property is subject; (iv) except as expressly contemplated by this Agreement, require the affirmative consent or approval of any governmental or nongovernmental third party; (v) result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would become a default) under, or terminate or give rise to a right to terminate or bring into operation any penalty provision of, any lease, license, contract, agreement or other instrument to which any of the Acquired Loans, the other Assets may be bound or affected or to which Seller is a party (including any such documentation relating to the Acquired Loans) or by which Seller or any of its property may be bound or affected; or (vi) result in the creation of any lien, security interest, restriction, encumbrance or claim on the Acquired Loans, on any other Asset.

            3.4 Litigation and Related Matters. To Seller's Knowledge, there is no action, suit, claim, proceeding or investigation pending or threatened against Seller that is reasonably likely to impair the consummation of the transactions contemplated hereby, or materially adversely affect the operations of any of the Branches after the Closing Date or materially adversely affect Seller's title to any Acquired Loan or the validity or enforceability of any Acquired Loan or Loan Document. Seller is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

            3.5 Consents. Except as set forth on Schedule 3.5, other than the approval of the ODFI and the FDIC, and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency, or any third party, is required for the execution, delivery and performance by Seller of this Agreement and the consummation by it of the transactions contemplated hereby.

            3.6 Deposits. Provided herewith as Schedule 3.6 is a schedule of the aggregate Deposits domiciled at the Branches (which schedule shall set forth the Excluded Deposits), prepared as of the Close of Business on October 22, 2004, listing by category and by Branch the amount of such Deposits, including the amount of accrued but unpaid interest thereon, and also indicating the aggregate amount of Core Deposits as of such date (the "______________, 2004 Schedule 3.6"), which constitutes all of the Deposits of Seller as of such date. The Deposits are insured by the FDIC to the fullest extent permitted by federal law and no action is pending or has been threatened by the FDIC against Seller with respect to the termination of such insurance. To Seller's Knowledge, the Deposits (excluding the Excluded Deposits) (i) are in all respects genuine and enforceable obligations of Seller and have been acquired and maintained in compliance with all applicable laws, including (but not limited to) the Truth in Savings Act and regulations promulgated thereunder; (ii) were acquired in the ordinary course of Seller's business; and (iii) are not subject to any claims with respect to such Deposits that are superior to the rights of persons shown on the records delivered to Purchaser indicating the owners of the Deposits other than claims against such owners of the Deposits, such as state and federal tax liens, garnishments, and other judgment claims, which have matured or may mature into claims against the respective Deposits.

            3.7 Personal Property. Provided herewith as Schedule 3.7 is a schedule of all material items of personal property owned by Seller and located at the Branches, which are not Excluded Assets. The Personal Property is free and clear of any mortgages, liens, security interests or pledges. The Personal Property is in "as is" condition. Schedule 3.7 specifies the Carrying Value of each such item as shown on the financial records of Seller, computed as of the date indicated thereon.

            3.8 Contracts. Provided herewith as Schedule 3.8 is a schedule of contracts relating to the maintenance and physical operation of the Branches.

            3.9 Real Property.

            (a) Attached hereto as Schedule 3.9 are the legal descriptions of the Real Property.

            (b) Except as specifically set forth herein, Seller has no knowledge of any condemnation proceedings pending against the Real Property.

            (c) Except as specifically set forth herein, Seller has not entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, which would materially affect or limit Purchaser's use and enjoyment of the Real Property or which would materially limit or restrict Seller's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

            (d) To Seller's Knowledge no fact or condition exists which would result in the termination or material impairment of access to the Real Property from adjoining public streets or highways or in the discontinuance of necessary utilities services to the Real Property, and (ii) all sanitation, plumbing, refuse disposal, and similar facilities servicing the Branches are in material compliance with applicable governmental regulations.

            (e) Seller is not in material violation of applicable building, zoning, platting, subdivision, use, safety, building or similar laws, ordinances, regulations and restrictions with respect to the Branches. None of the Branches constitute a non-conforming use under applicable zoning and land use ordinances other than by reason of so-called "grandfather" provisions contained in such ordinances. There are no special or general assessments pending against or affecting the Real Property and, no public improvements have been recently made which would cause special or general assessments to be assessed against the Real Property. Except for any encroachment which does not affect the use or value of the premises to the Knowledge of Seller: (i) there is no encroachment upon the Real Property from any buildings or improvements, if any, located on the adjacent property; and (ii) there is no encroachment by the Real Property upon any adjacent property or upon any easements with respect to the adjacent property. There are no leases or other agreements by which any person possesses or has a right to possess all or any portion of the Real Property. There is no violation of any applicable building restriction or restrictive covenant with respect to the Real Property. The Real Property is adequately serviced by all utilities necessary for effective operation as presently used for a financial institution office.

            3.10 Compliance with Laws and Regulations. Except as set forth in
Schedule 3.10, Seller has conducted and is conducting its business at the Branches in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all applicable regulations, orders and opinions of the ODFI, the Federal Reserve, and the FDIC.

            3.11 Governmental Notices. Seller has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. There are no facts known to Seller that could reasonably be expected to have an adverse effect on the ability of Seller to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

            3.12 The Acquired Loans. (a) Seller has made or will make available to Purchaser prior to Closing a complete, true and correct copy of all Loan Documents relating to each Acquired Loan. There are no material agreements, waivers, opinions of counsel, security or collateral documents, amendments, releases, discharges, or modifications or releases of collateral, representations or promises, written or oral, made by Seller or any of its affiliates, agents or employees with respect to the Acquired Loans which have not been disclosed to Purchaser by Seller and which would be binding upon Purchaser.

            (b) The amounts listed as Loan Balances on the Acquired Loan Schedule on Schedule 3.12(b) represent debt for actual monies borrowed.

            (c) Subject to any applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity, the Loan Documents are in full force and effect, are valid and binding and enforceable against the parties thereto in accordance with their terms. The Loan Balance of each Acquired Loan and the accrued and unpaid interest and fees thereon represents the genuine, legal, valid and binding payment obligation of the borrower of such Acquired Loan and no Acquired Loan is subject to any right of rescission, setoff, recoupment, abatement, diminution, counterclaim or valid defense by any borrower or guarantor thereunder. Except as set forth on Schedule 3.12(c), Seller is the sole lender under and owns the Acquired Loans free and clear of any encumbrance, lien, pledge, charge, claim, right of third parties or secondary interest (collectively, "Acquired Loan Restrictions"). Each of the Acquired Loans was made in compliance with applicable banking laws, rules and regulations.

            (d) Seller has performed all obligations required to have been performed by it under the Loan Documents except where the failure to have performed such obligations would not materially adversely affect any Acquired Loan. Seller has not received written notice and does not have any Knowledge that any borrower is asserting any material claim against Seller or any defense to payment of such borrower's obligations under any Loan Documents. There are no claims, proceedings, action, arbitrations, or investigations pending, or, to the Knowledge of Seller, threatened, which if adversely determined, would have a material adverse effect on any individual Acquired Loan or (ii) on the Acquired Loans taken as a whole.

            (e) Except as disclosed or otherwise set forth in the Loan Documents, none of the Acquired Loans has been satisfied, cancelled, subordinated or rescinded and no collateral securing or supporting the Acquired Loans has been released from any existing lien nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission.

            (f) Other than notices received or given which have been disclosed by Seller to Purchaser, and which have been approved in writing by Purchaser, with respect to the Acquired Loans as set forth on Schedule 3.12(f), Seller has not received any notice of intention to pre-pay any Acquired Loan and has not given any notice of intention not to renew any Acquired Loan which is a customarily renewable credit facility by the borrower.

            (g) Except as set forth on Schedule 3.12(g) Seller has not received written notice and does not have Knowledge of any material default or breach of any material representation, agreement or covenant by any borrower under any of the Loan Documents which remains uncured for any Acquired Loan. Seller shall update Schedule 3.12(g) to the Closing Date and shall deliver such to Purchaser at Closing.

            (h) With respect to each Acquired Loan, Seller has (unless otherwise provided in the relevant Loan Documents) a valid first priority perfected security interest (subject, however to any prior liens arising by operation of law) in all collateral described in the Loan Documents as security for such Acquired Loans. With respect to each Acquired Loan secured by personal property, Seller will deliver to Purchaser at the Closing copies of Requests for Information or copies (UCC Form 11) (or a similar search report), dated at a date reasonably near the Closing Date, listing all effective financing statements which name each borrower and guarantor of such Acquired Loan (under its present name and any previous name) as debtor, together with copies of such financing statements.

            (i) (1) Except as set forth in Schedule 3.12(i)(1), there are no amounts more than 30 days past due in respect of any Acquired Loan as of the date of this Agreement. Seller shall update Schedule 3.12(i)(1) to the Closing Date and shall deliver such to Purchaser at Closing.

                  (2) No waiver or indulgence has been granted by Seller with respect to any Acquired Loan which is presently in effect or will be in effect in the future.

            (j) Other than as expressly provided for herein, Seller makes no representations or warranties with respect to the collectibility or credit quality of the Acquired Loans, the value or condition of any collateral securing the Acquired Loans, the creditworthiness or financial condition of the borrower under the Acquired Loans.

            3.13 FIRPTA. Seller is not a "foreign person" within the meaning of
Section 1445 of the Code.

            3.14 No Broker's or Finder's Fees. Except as set forth on Schedule 3.14, no agent, broker, investment banker, person or firm acting on behalf of or under authority of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

            3.15 Statements True and Correct. All documents that Seller is responsible for filing with any regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of the securities laws.

            3.16 Employees. No Bank Employee is a party to any collective bargaining, employment, severance, termination, or change of control agreement, oral or written, or represented under any collective bargaining agreement relating to employment with Seller. Seller is unaware of any efforts during the past three years to unionize or organize the Bank Employees. Seller has provided to Purchaser a true and correct list of any and all bonus or incentive or other compensation arrangements or commitments, other than benefits plans applicable to all Seller employees, for the Bank Employees individually or as a group.

            3.17 Environmental Matters. Except as set forth in Schedule 3.17, to the Knowledge of Seller:

            (a) The Branches are, in all material respects, in compliance with all Environmental Requirements.

            (b) During Seller's occupancy of the Branches, no part of the Branches have been used for the manufacture, handling, storage or disposal of Hazardous Material, except in compliance with Environmental Requirements.

            (c) There is no action, suit, investigation, inquiry, or other proceeding, ruling, order or citation involving Seller, pending, threatened or previously asserted as a result of any actual or alleged failure to comply with any of the Environmental Requirements with respect to the Branches.

"Hazardous Material" means any substance the presence of which requires investigation or remediation under any Environmental Requirements and includes, without limitation, petroleum products, PCB's, asbestos, mold, "hazardous wastes" and "hazardous substances", as defined in Federal Resource Conservation and Recovery Act, as amended, and CERCLA, respectively. "Environmental Requirements" means all applicable statutes and regulations of all governmental agencies of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment.

            3.18 Records. The Records are correct, accurate and complete in all material respects, have been maintained in a consistent and a customary manner, and are in material compliance with all applicable federal and state laws and regulations and customary banking practices. The deposit- and lending-related forms, notices, statements and related documentation, as well as Seller's policies, procedures and practices with respect thereto, used at the Branches comply in all material respects with applicable federal and state laws and regulations and customary banking practices.

            3.19 Tax Matters. Seller has complied in all material respects, with the requirements of the IRS regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with Deposits. Seller has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it in connection with the operation of the Branches, and paid all taxes shown as due from it on those returns, including those with respect to withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns or assessments received by it are delinquent. In all material respects, Seller has paid or will pay all taxes which it is required to withhold from amounts owing to employees, creditors, holders of Deposits, or other third parties. For all calendar years ending prior to or on the Closing Date, in all material respects, Seller has duly and timely sent to each holder of Deposits a Form 1099 (or a substitute form permitted by law) relating to interest, earnings or dividends paid on such accounts for those periods.

            3.20 Other Assets. (a) Seller has good and marketable title to each of the other assets that the parties mutually agree Seller will sell to Purchaser and Purchaser will purchase from Seller.

            (b) None of such other assets will be, as of the Closing Date, subject to any restrictions with respect to transfer or assignment thereof and no third party consents, or notification to any third parties, that will not have been obtained by the Closing Date, are required in order to effect any such transfer or assignment.

            3.21 Exhibits and Schedules. All information contained in the Exhibits and Schedules hereto is true and correct in all material respects and all information contained in any amendments or updates to such Exhibits and Schedules will be true and correct as of the date of delivery thereof.

            3.22 Community Reinvestment Act; Regulatory Matters. Except as set forth in Schedule 3.22, Seller received a rating of at least "satisfactory" in its most recent examination with respect to the Community Reinvestment Act. Seller has no Knowledge of any supervisory concerns regarding its compliance with the Community Reinvestment Act or, to the extent applicable, and similar law of the State of Ohio. To Seller's Knowledge, there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the ODFI, FDIC or the Federal Reserve to deny any application required to be filed pursuant to Section 8.1.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents, warrants and agrees as follows:

            4.1 Organization and Related Matters. Purchaser is an Ohio state chartered commercial bank, duly organized, validly existing, and in good standing under the laws of the State of Ohio and it has the requisite corporate power and authority to own its assets and carry on its business as currently conducted and execute, deliver and perform this Agreement. Upon receipt of the approval of the FDIC and ODFI and the expiration of any related waiting period, Purchaser will be duly authorized to operate each of the Branches. The deposits of Purchaser are, subject to applicable monetary limits established by law, insured by the FDIC.

            4.2 Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Purchaser have been duly and validly authorized and approved by all requisite corporate action. This Agreement has been approved by Purchaser's Board of Directors, and such approval is reflected in the minutes of the board of directors. This Agreement has been duly executed and delivered by Purchaser. This Agreement is a valid and binding obligation of Purchaser, enforceable in accordance with its terms.

            4.3 No Breaches of Statute or Contract; Required Consents. The execution and delivery of this Agreement and Purchaser Transaction Documents and the consummation of the transactions contemplated hereby and in the Purchaser Transaction Documents, do not and will not (i) conflict with any of the provisions of the charter or bylaws of Purchaser; (ii) violate any applicable laws, orders or regulations; (iii) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Purchaser is a party, or by which it or any of its property is bound or affected, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound or affected; or (iv) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

            4.4 Litigation and Related Matters. There is no action, suit, claim, proceeding or investigation pending or, to the best of Purchaser's knowledge, threatened against Purchaser that is reasonably likely to impair the consummation of the transactions contemplated hereby. Purchaser is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

            4.5 Consents. Except as set forth on Schedule 4.5, other than the approval of the FDIC and ODFI, and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency, or any third party, is required for the execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby or to assume and perform the obligations and duties of and function as a lender with respect to the Acquired Loans.

            4.6 Compliance with Laws and Regulations. Purchaser has conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders, and opinions of the FDIC and ODFI. Purchaser is not subject to any order or ruling directed to it by, or memorandum of understanding with, any governmental agency, including the FDIC and ODFI.

            4.7 Governmental Notices. Purchaser has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. There are no facts known to Purchaser that could reasonably be expected to have an adverse effect on the ability of Purchaser to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

            4.8 No Broker's or Finder's Fees. Except as set forth on Schedule 4.8, no agent, broker, investment banker, person or firm acting on behalf of or under authority of Purchaser is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with any of the transactions contemplated by this Agreement.

            4.9 Community Reinvestment Act; Regulatory Matters. Purchaser received a rating of "satisfactory" in its most recent examination with respect to the Community Reinvestment Act. Purchaser has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act or any similar law of the State of Ohio. To Purchaser's knowledge, there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the FDIC and ODFI to deny any application required to be filed pursuant to Section 8.1.

                                    ARTICLE V

                             UPDATING OF INFORMATION

            5.1 Cash on Hand. At the Closing, Seller shall deliver to Purchaser
Schedule 5.1 indicating the amount and location of the Cash on Hand as of the Close of Business on the Business Day preceding the Closing Date.

            5.2 Deposits. At Closing Seller will provide Purchaser with an updated Schedule 3.6 (the "Closing Schedule 3.6") reflecting as of the Close of Business on a date no more than five (5) Business Days prior to the Closing Date the aggregate Deposits (other than Excluded Deposits) domiciled at the Branches, including accrued and unpaid interest thereon, and indicating the aggregate amount of Core Deposits as of such date.

            5.3 Personal Property. Purchaser shall have the right by prior written notice to Seller to exclude from Schedule 3.7 items that are subject to any lien, claim or encumbrance as of the Closing,. An updated Schedule 3.7 listing all of the items of personal property remaining after any such exclusions (collectively referred to herein as the "Personal Property"), along with the Carrying Value of all of such items, as of the end of the month preceding the Closing Date, shall be delivered by Seller to Purchaser at the Closing.

            5.4 Contracts. Seller shall use its reasonable best efforts to obtain the consent of any third party required to assign any of the contracts listed on Schedule 3.8 to Purchaser. Purchaser may by written notice to Seller prior to the Closing exclude from Schedule 3.8 any contract (i) that is not assignable by its terms, or that requires the consent of a third party in order for such contract to be assigned to Purchaser, if, in each case, consent has not been obtained prior to the Closing, or (ii) that contains materially burdensome terms that are not ordinary or customary. An updated Schedule 3.8 listing all of the contracts remaining after any such exclusions (collectively referred to herein as the "Assumed Contracts") shall be delivered by Seller to Purchaser at the Closing.

            5.5 Acquired Loans. Purchaser may, by written notice to Seller at any time prior to the Closing Date, exclude any loan that would otherwise be an Acquired Loan (such loans, together with any loans excluded pursuant to Section
6.3 being collectively referred to herein as "Excluded Loans"). Updated Schedule 3.12(b) listing all Acquired Loans remaining after any such exclusions shall be delivered by Purchaser to Seller at Closing. Seller shall provide to Purchaser on the Closing Date a listing all Acquired Loans as to which any of the statements set forth in Section 3.12 hereof are not true and correct in all material respects at and as of the Closing Date.

            5.6 Other Assets. An updated Schedule 2.1(a)(xi) reflecting the other assets to be purchased from Seller by Purchaser, and their mutually agreed upon purchase price, shall be provided by Seller at Closing, subject to final agreement by Purchaser.

                                   ARTICLE VI

                               COVENANTS OF SELLER

            During the period from the date hereof to the Closing Date, Seller hereby covenants and agrees as follows:

            6.1 Operations in Ordinary Course. (a) Without the prior consent of Purchaser, Seller shall:

            (i) not engage in any transaction related to any of the Branches, except in the ordinary course of business or as contemplated by this Agreement;
(ii) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (iii) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound with respect to the Assets, the Liabilities and the Branches; (iv) not close or sell any of the Branches or open or acquire any permanent offices or branches within the Noncompete Area; (v) reasonably cooperate with Purchaser to maintain and the franchise value of the Branches prior to Closing; (vi) not sell or transfer any Deposits (other than Excluded Deposits); (vii) not change the compensation policies or practices applicable to the Bank Employees; (viii) not acquire personal property for, or make capital expenditures at, the Branches in excess of $10,000 in the aggregate, or $2,500 individually; and

            (b) Seller shall maintain its books of accounts and records with respect to the Assets and Liabilities in the usual, regular and ordinary manner.

            In addition, Seller shall not conduct its business and operations in such a manner as to impair its ability to consummate the transactions contemplated hereunder, nor will it engage in any transaction, take any action, or omit to take any action, which could reasonably be expected to impair its ability to consummate the transactions contemplated hereunder.

            6.2 Deposits. Seller shall not materially alter its current method of establishing interest rates for deposit products, or its current advertising, or deposit account practices at the Branches. Subject to the foregoing, Seller agrees to take such actions as it shall reasonably deem necessary to preserve the mix, type and aggregate amount of the Deposits at approximately current levels. Notwithstanding the foregoing, Seller and Purchaser understand and agree that as of thirty (30) days prior to the Closing Date Seller shall be under no obligation to open any new retirement accounts or Coverdell Education Savings Accounts at the Branches.

            6.3 Acquired Loans. Without the prior consent of Purchaser, Seller shall:

            (a) not, except for any Acquired Loan with a Loan Balance as of the date of this Agreement of less than $25,000 for which the following actions may be taken in the ordinary course without Purchaser's consent, enter into, create or assume any security agreement, lien, encumbrance, mortgage, deed of trust, pledge, conditional sale or other title retention agreement, easement, covenant, restriction or other burden upon any Acquired Loan or renewals thereof;

            (b) not sell, assign, transfer or otherwise dispose of all or any portion of any Acquired Loan or any interest therein;

            (c) not, except for any Acquired Loan with a Loan Balance before and after any such action of less than $25,000 for which the following actions may be taken in the ordinary course without Purchaser's consent: modify or increase any Commitments or credit lines with respect to Acquired Loans; modify or change any terms of any Loan Documents; enter into, or make or promise to make any over advance with respect to any Acquired Loan; repurchase any participations in any Acquired Loans except for repurchases which Seller is contractually obligated (by an agreement entered into prior to the date hereof and disclosed to Purchaser) to consummate. If Seller takes any prohibited actions referred to in this subsection 6.3(c) without the written consent of Purchaser, then Purchaser's sole remedy with respect to such loan shall be that such loan, at Purchaser's option, may be deemed an Excluded Loan and may no longer be deemed an Acquired Loan;

            (d) not fail to comply in all material respects with any Loan Documents;

            (e) use reasonable best efforts to preserve the good will of the borrowers pursuant to the Acquired Loans;

            (f) not compromise or settle claims of any kind with respect to any Acquired Loan;

            (g) not release any borrower under or guarantor of or any portion of the collateral supporting any Acquired Loan (except in connection with a prepayment in full of such Acquired Loan);

            (h) not increase the principal amount outstanding under any of the Notes, except that Seller may make additional advances under existing lines of credit, provided such advances are consistent with Seller's applicable credit standards and procedures; and

            (i) continue to service the Acquired Loans in accordance with its prior practices and as it would in the ordinary course of its business subject to the provisions of this Agreement.

            Notwithstanding anything herein to the contrary, Seller shall be permitted to accept prepayments of any of the Acquired Loans between the date hereof and the Closing Date. If an Acquired Loan is prepaid in full prior to the Closing Date, such Acquired Loan shall be deemed an Excluded Loan.

            6.4 Conditions to Closing. Seller shall use its reasonable best efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Purchaser hereunder within Seller's control, and (ii) obtain all consents of third parties required to assign the contracts set forth on Schedule 3.8.

            6.5 Contracts. Subject to the provisions of Section 6.1, Seller shall not enter into any material contracts related to the Branches without the written consent of Purchaser, which consent shall not be unreasonably withheld. For purposes of this Section 6.5, a material contract shall be any contract (other than an Acquired Loan or Deposit) requiring payments in excess of $5,000.

            6.6 Consents. Seller shall use its reasonable best efforts to obtain all consents, approvals and agreements which are required in connection with the consummation of the transactions provided for herein.

            6.7 Conversion; Records. (a) From the date hereof through conversion from Seller's system to Purchaser's system of Seller's files and records relating to the Assets purchased and Liabilities assumed, including those relating to deposit taking activities and Safe Deposit Business provided at the Branches (the "Conversion"), Seller shall cooperate and work with Purchaser to complete the tasks required to facilitate the Conversion. Such tasks include, but are not limited to, providing Purchaser with updated computer files and reports, and other items as are necessary to complete the Conversion. Within 60 calendar days from the date hereof, Seller shall provide to Purchaser the computer files and reports, and related documentation of the Assets and Liabilities in a format acceptable to Purchaser. Seller agrees to reasonably cooperate in resolving any conversion-related issue arising from the Conversion until the Conversion is completed.

            (b) Upon consummation of the Closing, Seller shall deliver to Purchaser (i) its existing files and records located at the Branches relating to the Assets purchased or otherwise transferred and Liabilities assumed by Purchaser pursuant to this Agreement and those relating to the deposit taking activities and Safe Deposit Business provided at the Branches (collectively referred to herein as the "Records"), which constitute all of the books and records in Seller's or its agent's possession necessary for the conduct of the business of the Branches as currently conducted, to the extent such business relates to the Assets and Liabilities; (ii) all records relating to the retirement accounts and plans included in the Acquired Deposits; (iii) all tapes and supporting documentation related to the Deposits (other than Excluded Deposits), Acquired Loans and Safe Deposit Business; and (iv) all records, tapes and files related to the Assets purchased and Liabilities assumed by Purchaser hereunder. Without limiting the foregoing, following the Closing Date, Seller agrees to promptly provide such copies of such files and records relating to the Assets and Liabilities which remain in its possession as Purchaser shall reasonably request, provided that, from and after 180 days following the Closing Date, Purchaser shall reimburse Seller for its actual out-of-pocket expenses incurred in connection therewith.

Seller agrees not to transfer, except as may be contemplated pursuant to the terms of this Agreement or to a successor in interest or to a subsequent purchaser of any of the Branches, Assets or Liabilities, or to destroy any such files or records for a period equal to the lesser of six (6) years or the required retention period under applicable law, including, without limitation, the USA PATRIOT Act following the Closing Date without first providing Purchaser with an opportunity to take possession of any such files or records.

            6.8 Insurance Endorsements. After the Closing, Seller agrees to reasonably cooperate with Purchaser to obtain endorsements or similar acknowledgments (the "Endorsements") naming Purchaser or acknowledging Purchaser as the loss payee or additional insured under each insurance policy with respect to which Seller is named loss payee or additional insured and which are related to or required in connection with any Acquired Loan.

            6.9 Loan Documents. Except in the ordinary course of business, Seller shall not allow any document to be placed with, or permanently removed from, the Loan Documents after Purchaser has completed its review of such Loan Documents without the knowledge of Purchaser.

            6.10 Covenant Not to Compete. (a) For a period of three (3) years commencing as of the Closing Date, Seller shall not open any temporary or permanent offices or branches for deposit gathering or loan production activities within the Noncompete Area. Nothing herein shall prevent Seller from
(i) maintaining its existing single loan production office at 559 E. Center St., Marion, Ohio (the "LPO Office"), (ii) accepting deposits from any customer that has a loan from Seller either at the LPO Office or at any facility of customeror
(iii) establishing a branch office of Seller's finance company subsidiary known as "Mr. Money". No other deposits shall be accepted at either the existing LPO Office or any Mr. Money office located within the Noncompete Area during the period provided for herein. Nothing herein shall prevent Seller from operating any office or branch acquired in connection with the acquisition by Seller of another financial institution.

            (b) During the three (3) year period following the Closing Date, Seller shall not (i) use any proprietary customer list of the Deposits or Acquired Loans or other similar record of the holders of accounts that constitute Deposits or borrowers of Acquired Loans on the Closing Date, to solicit deposits or to solicit loans of the type included in the Acquired Loans,
(ii) specifically target and solicit Deposit and Acquired Loan customers for deposits or loans of the type included in the Acquired Loans, provided that this restriction shall not prohibit newspaper, radio, television, internet, or other mass media or mailing advertisements, provided that such advertisements are directed at the general public or Seller's then existing customers, and are not specifically targeted or directed at the Deposit or Acquired Loan customers or
(iii) solicit for hire any Bank Employee of Seller who becomes an employee of Purchaser as of the Closing Date.

            (c) The restrictions set forth in this Section 6.10 shall apply to Seller provided that none of such restrictions shall apply to any bona fide third party that by any means acquires Seller, or all, or substantially all, of its business, assets, and liabilities, or any of its branches, as long as such entity does not solicit deposits under the name First Citizens Bank, (or any similar name to that of Seller) within the Noncompete Area during the three (3) year period following the Closing Date.

            6.11 Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

            6.12 Investigations. Seller shall permit Purchaser and its agents to inspect the premises and facilities at the Branches and the books and records of Seller regarding the Assets purchased and Liabilities assumed hereunder at reasonable times and upon reasonable notice; provided, however, that any such inspection shall be conducted in such manner at such times and upon such notice as is reasonably acceptable to Seller. In addition, Seller shall furnish Purchaser and its agents with copies of such documents and records with respect to the Branches and the Assets purchased and Liabilities assumed hereunder as Purchaser shall from time to time reasonably request, including, without limitation, all documents and records reasonably necessary or advisable in order for Purchaser to allocate the Purchase Price pursuant to Section 8.7 hereof.

            6.13 Acquired Loans. Following the Closing Date, Seller will forward any payments with respect to any Acquired Loans received by Seller to Purchaser by wire transfer within one (1) Business Day of receipt of such payment by Seller.

            6.14 Proposed Action. Seller shall not authorize, propose or commit to any of the actions prohibited by this Article VI or enter into or modify any contract, agreement, commitment or arrangement to do any of the actions prohibited by this Article VI.

            6.15 Limited Right of Purchaser to Put Back Acquired Loans. For a period of ninety (90) days following the Closing Date in the event that Purchaser discovers, with respect to any Acquired Loan, that the Loan Documents are deficient, and such deficiency cannot be cured to the reasonable satisfaction of Purchaser, then without regard to the materiality of such deficiency, and notwithstanding any other limitation on Purchaser's rights contained in this Agreement, Purchaser may, in its sole discretion, elect to put such Acquired Loan back to Seller, and Seller shall purchase such loan from Purchaser at the amount of such loan's then Loan Balance.

                                   ARTICLE VII

                             COVENANTS OF PURCHASER

            7.1 Performance of Liabilities. From and after the Closing Date, Purchaser shall perform and be bound by the terms and provisions of the deposit agreements governing the terms of all accounts included within the Deposits (other than Excluded Deposits) until such terms and provisions are properly modified by Purchaser. Subject to the provisions of Section 13.1 hereof, from and after the Closing Date, Purchaser shall pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and non-negotiable withdrawal orders timely presented to it by mail, over its counters, or through clearings by depositors whose deposits or accounts on which such items are drawn are included within the Deposits (other than Excluded

Deposits), whether drawn on the check or draft forms provided by Seller or by Purchaser, all in accordance with applicable law and the provisions of the deposit agreements governing the terms of such accounts in effect as of the Closing Date, until such provisions are properly modified or canceled by Purchaser.

            7.2 Safe Deposit Business. From and after the Closing Date, Purchaser shall perform and discharge all of Seller's liabilities with respect to the Safe Deposit Business, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by Purchaser.

            7.3 Fiduciary Relationships. From and after the Closing Date, Purchaser shall perform all of the fiduciary relationships of Seller arising out of any retirement accounts and Coverdell Education Savings Accounts included within the Deposits (other than Excluded Deposits) and, with respect to such accounts, Purchaser shall assume, subject to the receipt of any required consents, all of the obligations and duties of Seller as fiduciary and succeed to all such fiduciary relationships of Seller as fully and to the same extent as if Purchaser had originally acquired, incurred or entered into such fiduciary relationship.

            7.4 Acquired Loans, Acquired Deposits and Other Contracts. From and after the Closing Date, with respect to each Acquired Loan, Acquired Deposit, and other assumed contracts, Purchaser shall honor and provide credit in accordance with applicable law and the terms and provisions of the related Loan Documents and honor and satisfy the terms of the deposit agreements and contracts assumed, until properly modified by Purchaser.

            7.5 Conduct of Business. Except as contemplated by Section 8.6, between the date hereof and the Closing Date, Purchaser and its affiliates shall not undertake any marketing or advertising efforts specifically targeted to Seller's customers or take any other action specifically intended to reduce the amount of the Deposits as of the Closing Date. Notwithstanding the foregoing, Purchaser shall be permitted to continue to conduct its current business in the ordinary course and shall be permitted to (i) engage in general media advertising not specifically targeted to customers of the Branches and not using Seller's name, and (ii) originate and service loans and otherwise engage in the lending business, including any solicitation of such business. Purchaser shall not, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to impair its ability to consummate the transactions contemplated hereunder, nor will it engage in any transaction, take any action or omit to take any action, which could be expected to impair its ability to consummate the transactions contemplated hereunder.

            7.6 Conditions to Closing. Purchaser shall use its reasonable best efforts to (i) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Seller hereunder within Purchaser's control, and (ii) obtain all consents of third parties required to assign the contracts set forth on Schedule 3.8, but in no event shall Purchaser have any obligation to pay money to anyone with respect to a contract or to modify a contract in order to obtain any required consent to the assignment thereof to Purchaser.

            7.7 Records. Purchaser shall maintain the Records in accordance with applicable law and regulation and Purchaser's record retention policy and, in any case, for not less than six (6) years following the Closing Date. Following the Closing Date, Purchaser shall promptly provide such copies of the Records transferred to Purchaser by Seller as Seller shall reasonably request, provided that, from and after 360 days following the Closing Date, Seller shall reimburse Purchaser for its actual out-of-pocket costs incurred in connection therewith.

                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

            8.1 Regulatory Approvals. (a) Seller and Purchaser shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as promptly as practicable, all applications, notification and report forms, and notices as may be required by applicable law, with respect to the transactions contemplated by this Agreement, including, without limitation, those of the FDIC, the ODFI, the Federal Reserve, the Federal Trade Commission, the Department of Justice and any other applicable state or federal regulatory agency, and Seller and Purchaser will use their reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible.

            (b) Each party represents, warrants and agrees that any information furnished by it for inclusion in any regulatory application will be true and complete in all material respects as of the date so furnished.

            8.2 Insurance. As of the Closing, Seller will discontinue its insurance coverage maintained in connection with the Branches and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Branches' premises and the activities conducted thereon immediately following the Closing. Seller shall bear the risk of loss until the Closing, and Purchaser shall bear the risk of loss thereafter.

            8.3 Further Assurances. Seller and Purchaser each shall do all things reasonably necessary or desirable and within its control to effect the consummation of the transactions contemplated hereby as soon as possible, and at any time and from time to time after the Closing Date shall, upon the request of the other, do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in Purchaser the Assets, and to evidence Purchaser's assumption of the Liabilities, including, among others, obtaining all necessary consents and substitutions necessary to substitute Purchaser as trustee for all retirement deposit accounts included in the Deposits (other than Excluded Deposits). At or after the Closing, Seller shall promptly deliver to Purchaser the original of any mail or other communication received by it relating to the Assets purchased and Liabilities assumed by Purchaser and any monies, checks or other instruments of payment related thereto.

            8.4 Employees.

            (a) Purchaser will offer employment to those Bank Employees actively employed by Seller as of the Closing and listed on Schedule 8.4 hereof. All salary, wages and benefits for each Bank Employee hired by Purchaser (the "Transferred Employees") shall be at

Purchaser's sole discretion; however, the salary, wages and benefits provided to the Transferred Employees by Purchaser will be consistent with the salary, wages and benefits provided to similarly classified employees of Purchaser. Purchaser shall not be responsible or liable for any benefits accrued under the pension or welfare plans of Seller. Seller will be responsible for all accrued but not paid vacation pay for such employees through the Closing Date.

            (b) After the execution of this Agreement, Seller will continue its normal employment practices in staffing the Branches; however, Seller makes no representations or warranties about whether any of the Transferred Employees will remain employed at the Branches after the Closing. Seller will use its ordinary efforts to: (i) maintain the Bank Employees as Bank Employees at the Branches until the Closing, (ii) refrain from dissuading any Bank Employee from accepting an offer of employment with Purchaser or (iii) refrain from recruiting Bank Employees for alternate positions with Seller. Any Bank Employee whose employment shall be terminated for any reason prior to the Closing shall be dealt with by Seller in its sole and absolute discretion.

            (c) Purchaser shall not be responsible for the payment of any remuneration due to employees of Seller for unused vacation pay earned prior to the Closing Date.

            (d) Except as instructed by any Transferred Employee consistent with Seller's customary policies and practices, Seller will not make any transfer of pension or other employee benefit plan assets to Purchaser.

            (e) Seller and Purchaser each with respect to its respective plans, programs and policies described in this Section 8.4 shall give any notices required of it by applicable law and take whatever other actions as may be necessary to carry out the arrangements described in this Section 8.4.

            (f) If any of the arrangements described in this Section 8.4 are determined by the Internal Revenue Service or any other governmental authority to be prohibited by law, Seller and Purchaser shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

            (g) Purchaser shall not have any responsibility, liability or obligation to any current or former employees of Seller, their beneficiaries or to any other person, with respect to any employee plans of Seller (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension).

            (h) Nothing contained in this Agreement shall be construed as or intended as creating a contractual right of employment for any employee.

            8.5 Confidentiality. Except to the extent disclosure is required by law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, each party shall maintain the confidentiality of all information obtained from the other party hereto other than information that is otherwise publicly available and shall use such information only for purposes reasonably related to this

Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents received from the other party that contain or embody information subject to this paragraph. From and after the Closing, the provisions of this
Section 8.5 shall not apply to or restrict in any manner Purchaser's use of any information obtained from Seller specifically relating to the Assets or Liabilities.

            8.6 Publicity; Notices. Until consummation of the Closing, Purchaser and Seller each shall coordinate with each other in advance as to (i) the form and content of any communication intended for dissemination to the public or the customers of the Branches regarding the transactions contemplated by this Agreement, (ii) the form and content of any communication from Purchaser to the employees of Seller including the Transferred Employees, and (iii) the form and content of any application made to any regulatory authority, or similar agency, relating to the transactions contemplated hereby. Neither party shall disseminate any such communication without the prior approval of the other, which approval shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent Seller or Purchaser from making any and all public disclosures that either of them shall believe is advisable to make, based upon the advice of counsel, to comply with any applicable securities laws or regulations or requests of governmental agencies or authorities.

            8.7 Tax Reporting. The parties shall use their best efforts to agree to an allocation statement (the "Allocation Statement") as soon as practicable after the Closing Date concerning the allocation of the sum of the Purchase Price and consideration paid for the assumed Liabilities among the Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder. Purchaser shall deliver to Seller a proposed Allocation Statement within 120 days after the Closing Date. If Seller has not objected to such Allocation Statement within 30 days of receipt, such Statement shall be deemed accepted and agreed to. If Seller objects to Purchaser's proposed Allocation Statement, Seller shall give Purchaser notice of its objections and Purchaser and Seller shall use all reasonable efforts to resolve their differences. If, 60 days after the date on which Seller has given Purchaser notice of its objections, the parties have not agreed to an Allocation Statement any disputes related thereto shall be referred to a "big four" accounting firm mutually agreed on by the parties having no material relationship with either party and shall be resolved within 30 days after such referral. The costs, expenses and fees of such accounting firm shall be borne equally by the parties.

            The parties shall file all applicable tax returns and other documents, including IRS Form 8594, in accordance with the Allocation Statement (as finally determined) and will not adopt or otherwise assert tax positions inconsistent therewith (unless required to do so under applicable law). Purchaser shall deliver to Seller a copy of a completed IRS Form 8594 as soon as practicable following the Closing Date but in any event not later than 60 days prior to the due date, including extension, for filing the federal income tax return for the year of the sale.

            8.8 Interest Reporting. Seller shall report from January 1, 2004 (or from January 1, 2005, if the Closing Date is in 2005) through the Closing Date, and Purchaser shall report from the Closing Date through December 31, 2004 (or through December 31, 2005, if the Closing Date is in 2005), all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, accounts included within the Deposits. Such reports (on IRS Forms 1099 or similar tax information returns) shall be made to the holders of such deposit accounts and to the applicable federal and state regulatory agencies.

            8.9 Withholding. No later than five (5) Business Days following the Closing Date, Seller shall provide to Purchaser information regarding all "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits (other than Excluded Deposits) and for a period of 180 days following the Closing Date, Seller shall provide information regarding all notices received by Seller from the IRS releasing withholding restrictions on the accounts related to the Deposits (other than Excluded Deposits). Any amounts required by any governmental agency to be withheld from any of the accounts included within the Deposits (other than Excluded Deposits) (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

            (a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Seller, and any other sums withheld by Seller pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Seller to the appropriate governmental agency on or prior to the time they are due; and

            (b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date and not withheld by Seller shall be withheld and remitted by Purchaser.

Any penalties described in penalty notices from the IRS or any similar penalties that relate to Deposit accounts for periods up to and including to the Closing Date will, subject to this Section 8.9, be paid by Seller Any penalties described in penalty notices from the IRS or any similar penalties that relate to Deposit accounts for periods after the Closing Date will, subject to this
Section 8.9, be paid by Purchaser. Purchaser and Seller shall cooperate with each other in providing copies of penalty notices on a timely basis and other information which the other party may request in order to challenge such penalties.

            8.10 Signs. Seller shall remove its signage at the Branches at its own cost prior to Closing and using its reasonable efforts to attempt to minimize any damage as a result of such removal.

            8.11 Transitional Matters. Seller shall use its reasonable best efforts to cooperate with Purchaser to assure an orderly transition of ownership of the Assets and responsibility for the Liabilities, including the Deposits assumed by Purchaser hereunder. As soon as practicable following the date of this Agreement, but in no event later than 60 calendar days after the date of this Agreement, Purchaser shall provide Seller with a draft of a detailed transition plan covering operational aspects of the transition, including methods for the transmission of data records. If Seller does not accept any part of all of such plan, it must notify Purchaser in writing within 15 calendar days after receiving such draft transition plan form Purchaser, whereupon the parties agree to use their best efforts to agree upon a mutually acceptable transition plan as soon as possible, but in no event later than 90 calendar days after the date of this Agreement. Seller shall use its reasonable best efforts to cooperate fully with Purchaser in implementing such transition plan.

            8.12 Environmental Matters.

            (a) Seller agrees to deliver to Purchaser as soon as reasonably possible, upon Purchaser's request, copies of all environmental studies, reports and audits in Seller's possession related to the Branches.

            (b) Purchaser shall have the right, but not the obligation, upon reasonable written notice to Seller, at Purchaser's sole cost and expense, to cause such investigations and tests to be made as it deems necessary to determine whether there has been any soil, surface water, groundwater or building space contamination on or under the premises of the Branches including engaging an environmental consultant ("Consultant") to perform an investigation into the environmental condition and compliance of the Branches ("Environmental Survey"). Purchaser shall repair any and all damage to the Branch premises by reason thereof, and shall indemnify and save harmless the Seller from all liability in connection therewith. This indemnification shall survive the termination of this Agreement. Purchaser shall conduct any phase one environmental test within 60 days of the date of this Agreement.

            (c) Seller shall cooperate with the Consultant and supply to Consultant such historical and operational information as requested by Consultant, any notices, permits or other written communications pertaining to possible environmental issues, including without limitation any studies or reports prepared by or furnished to Seller and in Seller's possession and shall make available to Consultant persons with knowledge of such matters. Purchaser agrees that it shall not disclose the Environmental Survey or any of the findings or results thereof to any other person or entity, and that it will maintain such results in strict confidentiality, unless and until such time, if any, as the Real Property has been transferred by Seller to Purchaser in accordance with the terms of this Agreement.

            (d) If the Environmental Survey or any other information obtained by Purchaser reveals, in Purchaser's sole discretion, any violations of an Environmental Requirement and Seller is unwilling to remediate such violations at its sole cost and expense, Purchaser may terminate this Agreement at any time within sixty (60) days of the date of its receipt of such Environmental Survey or other information by delivering to Seller a written notice of such termination ("Environmental Matters Notice of Termination"), and if requested by Seller, a copy of the Environmental Survey.

            (e) If Purchaser elects to terminate this Agreement under the foregoing subsection (d), Purchaser shall return to Seller all copies of writings furnished by Seller under this Section 8.12 to Purchaser or Consultant, including copies made by Purchaser or the Consultants.

            8.13 Damage or Condemnation. If, prior to the Closing, either of the Branches is materially damaged, destroyed, condemned (or threatened with condemnation), Purchaser may terminate the Agreement by notice thereof to Seller (the "Section 8.13 Purchaser Notice"). If either of the Branches is damaged, destroyed, condemned (or threatened with condemnation), but not materially so, Purchaser shall have the option to: (i) without reduction in the Purchase Price, acquire the Branches in accordance with the terms of this Agreement, in which case Seller shall pay to Purchaser all casualty insurance and condemnation proceeds which have been paid (and assign to Purchaser any rights which Seller then has with respect to any casualty insurance and condemnation proceeds which may thereafter be paid) to Seller by reason of such damage, destruction or condemnation; or (ii) may request that the Closing be delayed until all damage has been repaired, in which case, upon request by Purchaser, Seller shall immediately begin and promptly complete all required repairs, but in no case shall such delay in the Closing be longer than ten (10) days following completion of repairs, provided however, that Seller may elect to terminate this Agreement in the event it determines, in its sole discretion, not to complete the repairs required as provided by this Section 8.13(ii) (the "Section 8.13 Seller Notice"). The term "materially" as used in this Section
8.13 means to such an extent that such event would unreasonably interfere with the conduct of business on the premises of either of the Branches for a period which would extend beyond the date when the Seller and Purchaser would otherwise be obligated to conduct the Closing.

            8.14 Title to Real Property.

            (a) Seller agrees to deliver to Purchaser as soon as reasonably possible, upon Purchaser's request, copies of all title information in possession of Seller, including, but not limited to, title insurance policies, attorneys' opinions on title, surveys, covenants, deeds and easements relating to the Real Property. Such delivery shall constitute no warranty by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

            (b)   Purchaser shall have the right to obtain:

                  (i) At Seller's expense, title insurance commitments dated after the date of this Agreement with respect to the Real Property issued by a national title insurance company. The commitments shall irrevocably undertake to issue to Purchaser ALTA owner's policies of title insurance insuring Purchaser's title to each parcel of the Real Property, at no cost to Purchaser, for the amounts specified in Section 2.3(ii) of this Agreement. The commitments must be accompanied by legible copies of all instruments identified in the commitments.

                  (ii) At Purchaser's expense, with respect to the Real Property, ALTA/ASCM land title surveys dated after the date of this Agreement. The surveys will be certified to Purchaser and to the title insurance company. The surveys shall be made by a reputable surveyor in accordance with "Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys", as most recently jointly established and adopted by ALTA and ASCM, pursuant to the "Accuracy Standards for an Urban Survey".

            (c) Purchaser agrees to notify Seller, in writing within 45 calendar days after the date of this Agreement, of any mortgages, pledges, material liens, encumbrances, reservations, tenancies, encroachments, overlaps or other title exceptions, survey objections, or zoning or similar land use violations related to the Real Property to which Purchaser reasonably objects (the "Title Defects"). If Purchaser does not notify Seller of Title Defects within such time period, Purchaser shall be deemed to have waived its rights under this Section 8.14(c). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable, legal

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

highways and zoning ordinances, recorded easements or recorded restrictions which do not interfere with the use of the Real Property as such facilities are currently utilized or materially affect the value or marketability of the Real Property ("Permitted Encumbrances"; the term "Permitted Encumbrances" shall also include any title defects, deficiencies, exceptions or encumbrances to which Purchaser fails to object within said 45-day period, or to which Purchaser objects within said 45-day period but which Seller does not correct and which Purchaser accepts.) For a period of 30 days after Seller's receipt of such notice of Title Defects from Purchaser, Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction; provided, however, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except payments of not more than $25,000 to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable to cure any such Title Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to terminate this Agreement (upon written notice to Seller) or to receive title in its then existing condition.

            (d) Purchaser shall have the right to request that the title insurance company update title matters up to the Closing Date for any changes which may have arisen between the date of the original title search and the Closing Date. If such update indicates that any Title Defects have been placed of record since the date of Purchaser's original title search, and Purchaser reasonably objects thereto in writing, then Seller shall make a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any lawsuit or make any payments of money (except payments of not more than $25,000 to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable or unwilling to cure any such Title Defect, Purchaser shall have the option to receive title in its then existing condition or to terminate this Agreement (upon written notice to Seller).

            8.15 Escrow Accounts. On or prior to the Closing Date Seller will close any escrow account maintained by Seller for the payment of taxes and insurance on property securing an Acquired Loan.

                                   ARTICLE IX

                      CONDITIONS TO OBLIGATION OF PURCHASER

            The obligation of Purchaser to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

            9.1 No Injunctions or Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (a) preventing the consummation of the Closing of the transactions contemplated by this Agreement or (b) which is reasonably likely to
(i) materially and adversely affect the business, properties or assets of the Branches, or (ii) materially and adversely affect the transactions contemplated by this Agreement, shall be in effect.

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

            9.2 Conditions Performed. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing shall have been duly complied with and performed in all material respects, or Purchaser shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by Seller pursuant to Sections 12.2 and 12.3 shall have been delivered or performed.

            9.3 Representations. Each of the representations and warranties made by Seller herein shall be true and correct in all material respects as of the date hereof and as of the Closing (unless such representation and warranty is made as of a specific date and then shall be true and correct as of such date) with the same force and effect as though such representations and warranties had been made in accordance with the terms of this Agreement as of the Closing, except that the representations and warranties made regarding Schedules 3.6, 3.7, 3.8, and 3.12(b), shall be true and correct as of the Closing Date with respect to such Schedules as updated and delivered at the Closing in accordance with the terms of this Agreement.

            9.4 Consents. (a) Seller shall have received from the vendors under the Assumed Contracts all consents required to assign such contracts to Purchaser.

            (b) Seller shall have received any third-party consents necessary to assign the Acquired Loans and the related Loan Documents.

            9.5 Documentation. The form and substance of all instruments of transfer and the documents required to be delivered pursuant to this Agreement by Seller shall have been completed in accordance with the terms of this Agreement.

            9.6 Collateral Assignment. Seller shall deliver to Purchaser at Closing UCC-3 Financing Statements prepared for filing by Purchaser subsequent to Closing assigning with respect to each UCC-1 Financing Statement filed in connection with an Acquired Loan the related collateral to Purchaser. Seller shall deliver to Purchaser, 5 Business Days prior to Closing, individual or blanket assignments, as determined by Seller, prepared for filing by Purchaser on the Closing Date with respect to each Acquired Loan that is secured by a mortgage assigning the related mortgage to Purchaser.

            9.7 Minimum Acquired Loans. On the Closing Date, the aggregate amount of the Acquired Loan Purchase Price listed on Schedule N shall be equal to or greater than $7,800,000, provided however, loans listed on the Acquired Loan Schedule as of the date of this Agreement but which Purchaser determines shall be Excluded Loans as provided by Section 5.5 hereof shall be added back to those Acquired Loans listed on Schedule N and included in the determination of the condition provided for herein, unless such loan is excluded by Purchaser due to a deficiency in the Loan Documents associated with such Excluded Loan (the "Minimum Acquired Loans").

            9.8 Minimum Acquired Core Deposits. On the Closing Date, the amount of the Core Deposits used in the calculation of the Purchase Premium shall be equal to at least $14,000,000.

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

                                    ARTICLE X

                       CONDITIONS TO OBLIGATION OF SELLER

            The obligation of Seller to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

            10.1 No Injunctions or Restraints. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

            10.2 Conditions Performed. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before the Closing shall have been duly complied with and performed in all material respects, or Seller shall have waived such compliance or performance, and all documents to be delivered or actions to be taken by Purchaser pursuant to Section 12.4 shall have been delivered or performed.

            10.3 Representations. Each of the representations and warranties made by Purchaser herein shall be true and correct as of the date hereof and as of the Closing (unless such representation and warranty is made as of a specific date and then shall be true and correct as of such date) with the same force and effect as though such representations and warranties had been made as of the Closing.

            10.4 Documentation. The form and substance of all instruments of assumption and other documents required to be delivered pursuant to this Agreement by Purchaser shall be reasonably satisfactory in all respects to Seller.

                                   ARTICLE XI

                    CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

            The obligations of both parties to close the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing Date of each of the following conditions:

            11.1 Governmental Actions. Neither the Department of Justice, the Federal Trade Commission nor any other agency of the United States of America (or any political subdivision thereof) shall have issued any order or taken or threatened to take any action which would or could have the effect of preventing the consummation of the transactions contemplated by this Agreement or asserting any liability as a result of such transactions. No governmental action or proceeding shall have been instituted or, in the reasonable opinion of Seller or Purchaser, be imminent, and, at what would be the Closing, remain imminent or pending by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement or assert any material liability in connection herewith.

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

            11.2 Governmental Approvals. To the extent required by applicable law or regulation, the FDIC, the ODFI, the Federal Reserve and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required, shall have approved or authorized the transactions contemplated by this Agreement. Any such approval required to be obtained by Seller or Purchaser shall have been granted without the imposition of conditions that are reasonably deemed by the affected party to be materially burdensome. All other statutory or regulatory requirements for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

                                   ARTICLE XII

                                   THE CLOSING

            12.1 Time and Place of Closing. Unless this Agreement is earlier terminated pursuant to Section 14.1, the consummation of the transactions provided for herein (the "Closing") will take place in a mutually acceptable manner and on a mutually acceptable day (the "Closing Date") and place, which shall be a Friday and, unless the parties mutually agree otherwise, shall be as soon as reasonably practicable and no later than the latter of (a) the last Business Day of the month in which all required regulatory approvals have been received and all required regulatory waiting and notice periods have expired and
(b) the first Friday (which is also a Business Day) after the day on which all required regulatory approvals have been received and all required regulatory waiting and notice periods have expired, provided that Purchaser, exercising reasonable discretion, may delay the Closing Date in the event Purchaser's third-party data processing provider has not yet provided the services necessary to permit the Conversion. Purchaser shall promptly after the execution of this agreement contact such third-party data processing, after consultation with Seller, to coordinate the earliest date available for Conversion following the date upon which Purchaser reasonably anticipates that all required regulatory approvals will have been received and all required regulatory waiting and notice periods will have expired.

            12.2 Payment Due at Closing. Subject to the offset provisions of
Section 2.3, Seller or Purchaser, as the case may be, shall pay to Purchaser or Seller, as the case may be, at the Closing an amount (the "Cash Payment"), as set forth on the Preliminary Settlement Statement, by wire transfer of immediately available United States funds, pursuant to written wire payment instructions to be furnished by Seller to Purchaser and to be furnished by Purchaser to Seller at least five (5) days prior to the Closing Date. Seller shall prepare and deliver to Purchaser at Closing the Preliminary Settlement Statement, supported by appropriate exhibits, showing the computation of the Cash Payment.

            12.3 Closing Documents to be Delivered or Actions to be Taken by Seller. At the Closing, Seller shall:

            (a) Deliver to Purchaser updated Schedules 3.6, 3.7, 3.8, 3.12(b), 3.12(g) and 3.12(i)(1) and Schedules 5.1 and 8.4;

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

            (b) Deliver to Purchaser the Preliminary Settlement Statement and any exhibits thereto;

            (c) Deliver to Purchaser the Cash Payment, if any is due from Seller to Purchaser, by wire transfer in immediately available funds to an account designated in writing by Purchaser;

            (d) Deliver to Purchaser general warranty deeds duly executed and acknowledged by Seller in recordable form conveying title in fee simple to the Real Property, subject only to the Permitted Encumbrances;

            (e) Execute and deliver to Purchaser an Irrevocable Limited Power of Attorney in the form attached hereto as Exhibit C;

            (f) Execute and deliver to Purchaser a certificate of non-foreign status in the form of Exhibit D hereto;

            (g) Execute and deliver to Purchaser a Bill of Sale and Assignment in the form attached hereto as Exhibit E;

            (h) Execute and deliver to Purchaser a General Assignment in the form attached hereto as Exhibit F;

            (i) Deliver to Purchaser possession of the Assets;

            (j) Acknowledge and deliver to Purchaser an Assumption Agreement in the form attached hereto as Exhibit G;

            (k) Execute and deliver to Purchaser a Retirement Account Transfer Agreement in the form attached hereto as Exhibit H;

            (l) Deliver to Purchaser an opinion of counsel to Seller (who may be in-house counsel to Seller) dated as of the Closing Date substantially in the form attached hereto as Exhibit I;

            (m) Deliver to Purchaser a certificate of the Designated Officers, dated as of the Closing Date, substantially in the form attached hereto as Exhibit J;

            (n) As reasonably requested by Purchaser, deliver or cause to be delivered to Purchaser all other documents and instruments necessary to transfer to Purchaser all of Seller's right, title and interest in and to the Assets, including, without limitation, all consents from third parties that are required to effect the assignments contemplated by this Agreement;

            (o) Deliver or cause to be delivered to Purchaser such documents evidencing the corporate authority and existence of Seller as Purchaser shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Seller authorizing and approving the transactions contemplated by this Agreement, certified by the Secretary or an Assistant Secretary of Seller as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of Seller as in full force and effect as of the Closing, (iii) a certificate of existence issued by the ODFI and (iv) a certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency and signatures of the officers of Seller executing the Agreement and any other documents delivered by Seller at the Closing;

            (p) Deliver to Purchaser Seller's keys to the safe deposit boxes and Seller's records related to the Safe Deposit Business; and

            (q) Deliver to Purchaser the original Loan Documents in respect of each Acquired Loan, including, without limitation, original copies of stock certificates, Notes (endorsed by Seller to Purchaser), mortgages, deeds, warehouse receipts and any other instruments required under applicable law to be in the possession of a secured party or its agent to perfect the security interests granted to the lender under the terms of the Acquired Loans.

            (r) Deliver to Purchaser such title insurance affidavits as may be reasonably required by the title insurance company (such affidavits shall not include indemnities unless necessary to obtain title insurance coverage for a Title Defect).

            (s) Execute and deliver to Purchaser the Coverdell Education Savings Account Transfer Agreement in the form attached hereto as Exhibit K.

            12.4 Closing Documents to be Delivered or Actions to be Taken by Purchaser. At the Closing, Purchaser shall:

            (a) Deliver the Cash Payment, if any is due from Purchaser to Seller;

            (b) Execute and deliver to Seller an Assumption Agreement in the form attached hereto as Exhibit G;

            (c) Execute and deliver to Seller a Retirement Account Transfer Agreement in the form attached hereto as Exhibit H;

            (d) Deliver to Seller an opinion of counsel to Purchaser dated as of the Closing Date substantially in the form attached hereto as Exhibit L;

            (e) Deliver to Seller the certificate of the President and Chief Executive Officer of Purchaser, or of another officer acceptable to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit M;

            (f) Deliver or cause to be delivered to Seller all other documents and instruments necessary to evidence Purchaser's assumption of the Liabilities; and

            (g) Deliver or cause to be delivered such documents evidencing the corporate authority and existence of Purchaser as Seller shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser, certified by the Secretary or an Assistant Secretary of Purchaser as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of Purchaser as in full force and effect as of the Closing, (iii) a certificate of existence issued by the ODFI, and (iv) a certificate of the Secretary or an Assistant

Secretary of Purchaser as to the incumbency and signatures of the officers of Purchaser executing the Agreement and any other documents delivered by Purchaser at the Closing.

            (h) Execute and deliver to Seller the Coverdell Education Savings Account Transfer Agreement in the form attached hereto as Exhibit K.

            12.5 Post-Closing Adjustment. (a) As soon as reasonably practicable after the Closing Date, but no later than five (5) Business Days thereafter, Seller shall provide Purchaser with: (i) final Schedules 3.6, 3.7, 3.8, and 3.12(b) that shall accurately reflect the related balances (and in the case of Schedule 3.6, shall also indicate the aggregate amount of Core Deposits), including accrued and unpaid interest thereon, as of the Close of Business on the Closing Date, and (ii) a final Schedule 5.1 that shall accurately reflect the amount of Cash on Hand as of the Close of Business on the Closing Date, which schedule shall be prepared by Seller based upon a cash count to be mutually conducted by Seller and Purchaser at the Close of Business on the Closing Date.

            (b) No later than thirty (30) Business Days following the Closing Date, Seller shall prepare and deliver to Purchaser a final settlement statement substantially in the form of Exhibit N, which shall show the calculation of the final payment amount (the "Final Payment Amount") based upon the final schedules delivered pursuant to this Section 12.5.

            (c) If the Final Payment Amount differs from the Cash Payment, then a payment shall be made in the following manner: if the Cash Payment is greater than the Final Payment Amount, Purchaser shall refund to Seller the difference between such amounts; if the Cash Payment is less than the Final Payment Amount, Seller shall pay to Purchaser the difference between such amounts. Such refund or payment shall be made promptly by wire transfer in immediately available collected funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in the Eastern Edition of the Wall Street Journal, computed on the basis of actual days elapsed over a 365-day year.

                                  ARTICLE XIII

                          TRANSFER OF DEPOSIT ACCOUNTS

            13.1 Deposit Post-Closing Reconciliation. (a) Inclearing Items. Not later than the opening of business on the day following the Closing Date, Seller shall advise the Federal Reserve Bank of Ohio that the account numbers associated with the Branches should be reassigned to Purchaser and shall further provide such other information necessary to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relating to the Deposits (collectively referred to herein as the "Paper Items"). Purchaser shall bear all charges and costs imposed by the Federal Reserve in connection with reassignment of account number ranges for sorting the Paper Items. For a period of one hundred (180) days following the Closing Date (the "Inclearing Period"), in the event the Federal Reserve fails or refuses to direct sort such Paper Items for delivery to Purchaser with the result that such Paper Items are presented to Seller, Seller shall continue to process checks or drafts drawn on deposit accounts included within the Deposits that are not intercepted by the Federal Reserve. During the Inclearing Period, Seller shall by 3:00 p.m. Eastern Time transmit by facsimile or electronic transmission a list of each inclearing item equal to or greater than $2,500 setting forth the amount and the Seller account number of each item received by 12:00 p.m. by Seller for payment that day. Items received for processing after 12:00 p.m. will be listed separately and provided no later than 9:00 a.m. on the next business day.

            By 6:00 p.m. Eastern Time on each Business Day during the Inclearing Period, Seller shall make available to Purchaser all inclearing items received for payment on the prior Business Day. By 2:00 p.m. Eastern Time on the day following the receipt of the inclearing items, Purchaser shall reimburse Seller for the amount of the checks presented by wire transfer of immediately available funds. Upon expiration of the Inclearing Period, Seller shall cease honoring inclearing items presented against deposit accounts included within the Deposits and such items shall be returned marked "Refer to Maker."

            (b) ACH Transactions. (i) Losses due to reclamation requests against assumed accounts that are closed or have insufficient funds to cover a reclamation request will be absorbed by Seller if the reclamation is against a credit received on or prior to the Closing Date, and by Purchaser if against a credit received after the Closing Date. Purchaser shall be responsible for processing and responding to any reclamation against deposit accounts that were transferred to Purchaser, that are open and have sufficient funds to cover the reclamation request. Purchaser shall notify Seller within 20 days of receipt of a reclamation for an account that is closed or has insufficient funds to cover the reclamation. The method of notification will be the original reclamation paperwork containing the appropriate certifications and signatures. A check payable to Seller (Treasury) will accompany the reclamation if partial payment can be made.

            (ii) Seller shall provide to Purchaser no later than 15 days prior to the Conversion Date, the customer name, customer account number, and the originator identification number for each automated clearinghouse ("ACH") entry for the ACH originator's deposit accounts domiciled at the Branches, and shall further provide, within seven (7) days following the Conversion Date, an updated list as of the Close of Business on the Conversion Date. Prior to Conversion, Seller and Purchaser will develop a methodology by which ACH items received by Seller after Conversion will be electronically redirected to Purchaser. For a period of one hundred eighty (180) days following the Conversion Date, Seller agrees to continue to accept and immediately forward to Purchaser all automated clearinghouse entries and corresponding funds. Seller also agrees to include the originator identification number and to promptly notify and instruct the originator of the ACH to reroute the entries directly to Purchaser. Seller shall use its reasonable best efforts to fax or deliver to Purchaser by 1:00 p.m. Eastern Time of each Business Day, a summary of ACH items received during such Business Day including claim number, suffix, if applicable, source name, trade ID, company ID, client name and effective date. After the 180-day period, Seller may discontinue accepting and forwarding ACH entries and return them to the originators marked "Account Sold to Another DFI." Purchaser shall indemnify Seller against any losses arising out of or related to any account overdrafts that may thereby be created.

            (iii) Promptly following the Closing, Seller will generate notifications of change ("NOC") to originating financial institutions with respect to all ACH transactions received with an effective date on or after the Closing. In addition, the Seller will continue to generate NOCs for all transactions received after the sale for a period not to exceed 180 days.

            (iv) Purchaser shall notify Seller of all ACH return items by 8:00 A.M. on the settlement date of any such return items in accordance with NACHA rules.

            (c) Over-the-Counter Returned Items. Purchaser and Seller understand that the balances in the Deposits assumed may consist in whole or in part of the provisional settlement given by Seller for items deposited at Seller on or prior to the Closing which are drawn on other financial institutions or drawees and which have not, as of the Closing, been presented for payment and finally paid ("Uncollected Items"). In the event that any Uncollected Item is returned unpaid for any reason, Seller shall assume the duties of a collecting bank with respect to the Uncollected Item and shall, by 3:30 p.m. of that day, notify Purchaser by telephone of all returned items. Seller shall return the item or items unpaid through normal return item channels. Any funds that are not recoverable by the Purchaser shall be handled on a without entry basis with the Seller, and Seller will indemnify Purchaser from any loss. Additionally, Purchaser agrees to assist Seller in recovery efforts. Purchaser and Seller have agreed that items deposited on or prior to the Closing into the accounts assumed by Purchaser and which thereafter are returned to Seller or Purchaser accompanied by a claim of MICR fraud, fraudulent item or breach of presentment warranty ("Fraudulent Items") are to be handled as "Uncollected Items" described above and Seller shall indemnify Purchaser from all liability in connection therewith in accordance with Section 15.2 of the Agreement; provided, however, that if with respect to such Fraudulent Items there are insufficient funds in the customer's account to permit Purchaser to charge-back the item in full, Seller will buy back such Fraudulent Item at the face amount thereof; provided, further however, if prior to the Closing, Seller had placed a "hold" or other similar protective measure on the depositor's account with respect to such item and subsequent to the Closing, Purchaser removes such hold or protective measure in a situation where leaving the hold or protective measure in place would have avoided the loss, then Seller will be responsible to Purchaser only for the excess of the amount of the item over the amount Purchaser is able to recover with respect to such item by charging back the item against the depositor's account.

            (d) Indemnification. Each party shall indemnify the other for any Damages incurred by such other party as a result of such other party's compliance with instructions from the first party pursuant to this Section 13.1 or as a result of the failure of the first party to instruct such other party to take action as required by this Section 13.1.

            (e) Check Reclamations. Purchaser shall be responsible for processing and responding to any check reclamation received against deposit accounts that were transferred to Purchaser, are open, and have sufficient funds to cover the reclamation request, where credit was received on or prior to the Closing Date. Purchaser shall notify Seller within 20 days of receipt of a reclamation for an account that is closed or has insufficient funds to cover the reclamation against a credit that was received on or prior to the Closing Date. The method of notification will be the original reclamation paperwork containing the appropriate certifications and signatures. A check payable to Seller a (Treasury) will accompany the reclamation if any partial payment can be made.

            13.2 Effect of Transitional Action. Except as and to the extent expressly set forth in this Article XIII, nothing contained in this Article XIII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article XIII.

                                   ARTICLE XIV

                                   TERMINATION

            14.1 Events of Termination. This Agreement shall be terminable upon the occurrence of any of the following events:

            (a) by mutual written consent of Seller and Purchaser;

            (b) by Seller, if any of the conditions set forth in Article X or in
Article XI have not been satisfied by February 28, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of Seller to perform or observe the covenants and agreements of Seller set forth herein, provided, however, that if the Closing does not occur by such date and each party hereto is using its reasonable best efforts to satisfy the conditions of Closing set forth in Articles IX, X and XI, as applicable, such date shall be extended for consecutive two week periods, or such longer periods as the parties mutually agree to in writing, but in no event shall such date be extended beyond March 31, 2005;

            (c) by Purchaser, if any of the conditions set forth in Article IX or in Article XI have not been satisfied by February 28, 2005, unless the failure of the Closing to occur by such date shall be due to the failure of Purchaser to perform or observe the covenants and agreements of Purchaser set forth herein, provided, however, that if the Closing does not occur by such date and if each party hereto is using its reasonable best efforts to satisfy the conditions of Closing set forth in Articles IX, X and XI, as applicable, such date shall be extended for consecutive two week periods, or such longer periods as the parties mutually agree to in writing, but in no event shall such date be extended beyond March 31, 2005;

            (d) by Purchaser, upon an Environmental Matters Notice of Termination given to Seller;

            (e) by Purchaser or Seller upon a Section 8.13 Notice;

            (f) by Purchaser upon written notice given to Seller under Section
8.14 hereof;

            (g) by either party, if any representation or warranty herein of the other party is or becomes false or inaccurate or if the other party materially breaches any of its covenants and obligations hereunder and such breach is not cured after 30 days' written notice thereof is given to the party committing such breach by the other party;

            (h) by either party, if the FDIC, the ODFI, the Federal Reserve, or any other governmental agency having jurisdiction over the transactions contemplated by this Agreement notifies Seller or Purchaser in writing of its final determination that such authority or agency will refuse to grant an approval or consent to any material element of the transactions contemplated by this Agreement necessary to the consummation thereof;

            14.2 Manner of Termination. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto. If a party hereto desires to terminate this Agreement pursuant to any right under this Article XIV, such termination shall be ineffective unless notice is given in writing to the other party five (5) Business Days prior to the date of termination.

            14.3 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 14.1, it shall be of no further force or effect between the parties hereto, or any of the officers or directors of any of them, except (i) as to any liability for breach of any duty, representation, warranty, covenant or obligation arising prior to the date of termination, or (ii) as to any post-termination obligations under Article XV or Sections 8.5. Notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall be relieved or released from any Damages arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE XV

                                 INDEMNIFICATION

            15.1 Repurchase of Loan. In the event that there is a breach or default in any surviving representation or warranty of Seller respecting an Acquired Loan and Seller fails to cure the breach or default within thirty (30) days after receipt of notice from Purchaser of such breach or default, Purchaser shall have, as its sole remedy, the right to require Seller to repurchase the Acquired Loan. Purchaser shall exercise any right to require Seller to repurchase an Acquired Loan within sixty (60) days after Purchaser's discovery of the breach or default. The price that shall be paid from Seller to Purchaser when Seller is required to repurchase an Acquired Loan shall be the total of:
(a) the outstanding principal balance of the Acquired Loan (after reduction of the balance by any and all recoveries and other amounts which would properly be credited against the balance) with any accrued and unpaid interest on the principal balance until the date of payment by Seller and (b) any reasonable and necessary expenses or advances paid by Purchaser as a result of any default by borrower. Coincident with Seller's payment of the repurchase price, Purchaser shall deliver to Seller all Loan Documents related to the Acquired Loan and any assignments reasonably requested by Seller to transfer Purchaser's interest in the Acquired Loan and any recorded Loan Documents to Seller. Purchaser shall cooperate with Seller and, at any time thereafter, execute and deliver to Seller any additional agreements, assignments or documents reasonably requested by Seller to confirm or evidence that Seller is the owner of the Acquired Loan entitled to all rights associated with such ownership. Purchaser shall not have the right to require that Seller repurchase an Acquired Loan if Purchaser has released collateral or taken any other action which would materially prejudice the Seller's ability to collect the Acquired Loan.

            15.2 Indemnification by Both Parties. Except as provided by Section
15.1 hereof, Purchaser and Seller mutually agree to indemnify and hold each other harmless from, and to reimburse each other promptly for, any and all Damages that one party may suffer as the result of (a) the breach of any provision of this Agreement by the other, (b) the inaccuracy of the other party's representations or warranties; or (c) any liabilities of the other not expressly assumed hereunder or pursuant to any agreement or other document delivered at Closing.

            15.3 Indemnification by Seller. Without limiting the generality of
Section 15.2 Seller shall indemnify, hold harmless and defend Purchaser from and against any and all Damages arising out of any Action, brought by any bona fide third party unaffiliated with Seller, which arise out of, or are in any way related to, any of the Assets or Liabilities, to the extent that the event or facts representing the proximate cause of such Damages underlying such Action, occurred prior to the Closing, or with respect to Seller's operations or transactions at the Branches prior to the Closing. Seller shall indemnify, hold harmless and defend Purchaser from and against any and all Damages from any claim for payment of a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of Seller, or acting pursuant to any statement, representation or agreement of Seller.

            15.4 Indemnification by Purchaser. Without limiting the generality of Section 15.2 Purchaser shall indemnify, hold harmless and defend Seller from and against any and all Damages arising out of any Action brought by any bona fide third party unaffiliated with Purchaser which arise out of, or are in any way related to, any of the Assets or Liabilities, to the extent that the event or facts representing the proximate cause of such Damages underlying such Action occurred after the Closing, or with respect to Purchaser's operations or transactions at the Branches after to the Closing. Purchaser shall indemnify, hold harmless and defend Seller from and against any and all Damages from any claim for payment of a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of Purchaser, or acting pursuant to any statement, representation or agreement of Purchaser.

            15.5 Limitation on Indemnification. Other than with respect to the Branches, notwithstanding anything to the contrary herein, neither Purchaser nor Seller shall be entitled to any payment under this Article XV unless and until the amount of Damages due a claiming party shall exceed $5,000 for an individual claim or $25,000 in the aggregate.

                                   ARTICLE XVI

                                  MISCELLANEOUS

            16.1 Survival of Representations and Warranties; Covenants. (a) The representations and warranties of each of Purchaser and Seller set forth herein and the indemnities of each such party shall survive the Closing Date regardless of any investigations or inquiries made by Purchaser or Seller or their respective representatives and shall continue in full force and effect for a period of twelve (12) months following the Closing Date. (b) All covenants which by their terms are to be performed after the Closing shall remain in effect subsequent to the Closing Date.

            16.2 Taxes; Expenses and Prorations. (a) All prepaid expenses, property taxes and assessments with respect to the Assets and Liabilities shall be prorated between the parties based on the full amount of the latest available property tax or other expense bills on the basis of a three hundred and sixty-five (365) day year as of the Close of Business on the Closing Date. All operating expenses related to the Branches, including, but not limited to, rent, utility, maintenance and service expenses attributable to operations until the Close of Business on the Closing Date shall be paid by Seller; all such expenses (or reimbursement for items prepaid by Seller) attributable to operations after the Close of Business on the Closing Date shall be paid by Purchaser. If the real property tax rate for the current tax year is not established by the Closing Date the current prorations shall be made on the basis of the rate in effect for the preceding tax year. All such prorations shall be based upon the most recent available assessed value. Notwithstanding the forgoing allocation of real estate taxes between Seller and Purchaser with respect to the Real Property shall be according to the local custom the communities in which the Real Property is located.

            (b) Seller shall pay to Purchaser a portion of (i) any prepaid fees for periodic prepaid facility fees or periodic prepaid fees for unused lines balances that Seller has received prior to the Closing Date with respect to any Acquired Loan or (ii) any prepaid fees relating to the Safe Deposit Business or other Assets, in each case, prorated for the portion of the period for which such fees were prepaid that follows such Closing Date.

            (c) With respect to taxes payable or arising as a result of this Agreement or in connection with the transactions contemplated thereby, including, without limitation, the transfer of the Real Property, and other Assets by Seller to Purchaser, (i) Seller shall pay all real estate transfer taxes and conveyance fees, if any, relating to the transfer of the Real Property and income taxes imposed on the gain recognized by Seller on the transfer of the Assets, and (ii) Purchaser shall pay all other sales, use, transfer, filing, recording, stamp, documentary transfer, intangibles, excise, and similar taxes and fees (in the case of sales tax, such tax shall be paid by Purchaser to Seller for remittance to the appropriate tax authorities).

            (d) The party responsible for taxes set forth in subsection (c) of this Section 16.2 under applicable law for the filing of related returns shall file such returns and provide the other with copies of all relevant tax filings and related documents (except for income tax return filings) and the other party shall cooperate relating thereto. The party responsible for the payment of such taxes shall indemnify and hold harmless the other (pursuant to the procedures of Article

XV) from and against any such taxes due, including those arising upon subsequent audit by a taxing authority, including interest and penalties.

            (e) This Section 16.2 shall survive the consummation of the transactions contemplated by this Agreement.

            16.3 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by registered, certified or first class United States mail, postage prepaid; by reputable overnight private delivery service generally used for business purposes; by personal delivery; or by confirmed facsimile transmission addressed as follows:

            If to Seller:     Mr. James Miller
                              President
                              First Citizens Bank
                              100 East Water Street
                              Sandusky, Ohio 44870

            With a copy to:   James E. McGookey, Esq.
                              General Counsel
                              First Citizens Bank
                              100 East Water Street
                              Sandusky, Ohio 44870
                              Telephone: (419) 627-4690
                              Facsimile: (419) 627-3359

            If to Purchaser:  Mr. Gary E. Pendleton
                              President
                              The Marion Bank
                              111 Main Street
                              Marion, OH 43302

            With a copy to:   Shumaker, Loop & Kendrick, LLP
                              North Courthouse Square
                              1000 Jackson Street
                              Toledo, Ohio 43624
                              Attn:  Martin D. Werner, Esq.
                              Telephone: (419) 241-9000
                              Facsimile: (419) 241-6894

or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been received as of three (3) Business Days after the date so mailed if sent by United States mail, one (1) Business Day after the date sent if sent by overnight delivery service, or on the date so delivered if delivered in person or by facsimile.

            16.4 Entire Agreement; Modifications; Waivers; Headings; Ambiguities. This Agreement, including all Exhibits and Schedules hereto, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties, whether oral or written, in connection therewith. This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto to be charged with such waiver or consent. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Article, Section and subsection headings are not considered part of this Agreement, are solely for convenience of reference, and are not intended to be full or accurate descriptions of the contents of any Section or subsection. Each party hereto has been represented by legal counsel in the review and revision of this Agreement and each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

            16.5 Successors and Assigns. All of the terms, obligations and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other, and any such assignment or delegation shall be void and of no force or effect.

            Notwithstanding the foregoing, Purchaser may at any time designate one or more of its affiliates (whether now existing or hereafter organized) to acquire the Assets hereunder in lieu of Purchaser; provided, however, that no such change shall adversely affect, in the reasonable opinion of Seller, the tax treatment to Seller of the transactions contemplated hereby, or materially delay receipt of or require any different or additional regulatory approvals necessary for the consummation of the transactions contemplated hereby; provided, further, that no such change shall discharge Purchaser from any obligations or liabilities to Seller hereunder.

            16.6 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one original instrument.

            16.7 Governing Law. This Agreement shall be governed by the law of the State of Ohio applicable to contracts made and to be performed within the State of Ohio by residents of the State of Ohio.

            16.8 Time is of the Essence. Time is of the essence of this Agreement.

            16.9 Remedies. Each party acknowledges that the other will have no adequate remedy at law if the first party fails to perform its obligations hereunder, and each party therefore confirms that the other's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other. Accordingly, in addition to any other remedies that the parties may have at law or in equity, each party shall have the right to have the other's obligations under this Agreement specifically performed by the other, and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

            16.10 Attorneys' Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees shall be in addition to any other relief which may be awarded.

            16.11 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

The Marion Bank                           First Citizens Bank

By     _________________________          By __________________________
Name:  Gary E. Pendleton                  Name:
Title: President and                      Title:
       Chief Executive Officer

EXHIBIT A

BRANCH OFFICES
OF
SELLER

Branch Name and Location

Greencamp Branch                        (Owned)
201 Marion Street
GreenCamp, Ohio

Richwood Branch                         (Owned)
24 West Ottawa Street
Richwood, Ohio

EXHIBIT B

PRELIMINARY SETTLEMENT STATEMENT

            This Preliminary Settlement Statement is provided by First Citizens Bank ("Seller"), pursuant to the terms of that certain Purchase of Assets and Liability Assumption Agreement dated as of October __, 2004 by and between The Marion Bank ("Purchaser") and Seller (the "Agreement"). Unless otherwise defined, all capitalized terms used in this Preliminary Settlement Statement shall have the meanings ascribed to them in the Agreement.

Calculation of Cash Payment

I.

1.    Deposits (other than Excluded Deposits) (as reflected on
      updated Schedule 3.6)                                             $     __

2.    Preliminary Purchase Price equals the sum of:

            Purchase Price of Real Property                             $200,000

            Carrying Value of Personal Property (as reflected
            on updated Schedule 3.7)                                    $     __

            Cash on Hand (as reflected on initial Schedule 5.1)         $     __

            Acquired Loan Purchase Price (as reflected on updated
            Schedule 3.12(b)                                            $     __

            Purchase price of the other assets to be acquired by
            Purchaser (as reflected on updated
            Schedule 2.1(a)(xi))        $ __

Closing Purchase Premium                                                $     __

Preliminary Purchase Price                                              $     __

3.    Prepaid FDIC Insurance Premium $

4.    Net amount (positive or negative) of real property
      prorations, fees, taxes or other charges payable by
      Purchaser to Seller pursuant to Section 16.2                      $     __

5.    Other prorated amounts (positive or negative)     $__________

II.

Deposits                                                $__________

less Preliminary Purchase Price                         $__________

less Prepaid FDIC Insurance Premium                     $__________

less real property prorations pursuant to
  Section 16.2(a)                                       $__________

plus/less other prorations                              $__________

equals CASH PAYMENT                                     $__________

EXHIBIT C

IRREVOCABLE LIMITED POWER OF ATTORNEY
(UNLIMITED DURATION)

            THIS LIMITED POWER OF ATTORNEY is executed this __________, 2004, by First Citizens Bank, an Ohio state chartered commercial bank ("Seller").

            WHEREAS, Seller and The Marion Bank, an Ohio state chartered commercial bank (`Purchaser"), entered into a Purchase of Assets and Liability Assumption Agreement, dated as of October____, 2004 (the "Agreement"), which provides for the sale by Seller to Purchaser of Assets and assumption of Liabilities of Seller by Purchaser with respect to Seller's Branches located in Green Camp and Richwood, Ohio; and

            WHEREAS, in the Agreement or Seller Transaction Documents, Seller has agreed, from time to time, at the request of Purchaser to execute, acknowledge and deliver to Purchaser any and all instruments, documents, endorsements, assignments, information, materials and other papers that may be reasonably required to accomplish the transactions contemplated by the Agreement and give full force and effect to the intent and purposes thereof.

            NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby appoints and authorizes for an unlimited duration, the President or any Vice President, or the Secretary or any Assistant Secretary, of Purchaser as its attorney-in-fact for the limited purpose of executing and recording, pursuant to the terms of the Agreement and Seller Transaction Documents any and all instruments, documents, endorsements, assignments, information, materials, and any other papers including, but not limited to, UCC 3 forms, mortgages, mortgage assignments, deeds, certificates of title for vehicles and similar documents necessary to accomplish the transactions, assignments and transfers contemplated by the Agreement and Seller Transaction Documents. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                                               First Citizens Bank

                                               By:______________________________
                                               Name:
                                               Title:

STATE OF OHIO )

COUNTY OF ____________)

            I, ____________________________, a Notary Public in and for said county in said state, hereby certify that________________ , whose name as President, First Citizens Bank, is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this date that, being informed of the contents of the conveyance, he, as such officer and with full authority, executed the same voluntarily for and as the act of First Citizens Bank. Given under my hand the ___th day of ____________, 2004.

                                         _______________________________________
                                         NOTARY PUBLIC
                                         Print Name: _________________________
                                         My Commission Expires:
                                                                   [notary seal]

EXHIBIT D

CERTIFICATE OF NON-FOREIGN STATUS

            Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform The Marion Bank, an Ohio state chartered commercial bank ("Transferee"), that the withholding of taxes is not required upon the disposition of United States real property interests by First Citizens Bank, an Ohio state chartered commercial bank, ("Transferor"), the undersigned hereby certifies the following on behalf of Transferor:

            1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

            2. Transferor's United States employer identification number is [______]; and

            3. Transferor's office address is ______________.

Dated: ________________, 2004

                                                        "TRANSFEROR"

                                                  First Citizens Bank

                                            By_____________________________
                                            Name:
                                            Title:

EXHIBIT E

BILL OF SALE AND ASSIGNMENT

            For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, First Citizens Bank, an Ohio state chartered commercial bank ("Seller") does hereby assign, grant, sell, transfer and deliver to The Marion Bank ("Purchaser") in accordance with that certain Purchase of Assets and Liability Assumption Agreement dated as of October __, 2004 by and between Seller and Purchaser (the "Agreement"), all of Seller's right, title and interest in and to all of the Personal Property, Assumed Contracts, Safe Deposit Business, Records, Cash on Hand, Acquired Loans, customer lists and such other assets as mutually agreed to, as and to the extent set forth in the Agreement.

            Unless otherwise defined herein, all capitalized terms used in this Bill of Sale and Assignment shall have the meanings ascribed to them in the Agreement. This Bill of Sale and Assignment has been duly executed by Seller and Purchaser as of the __ day of ____, 2004.

                                        First Citizens Bank

                                        By__________________________
                                        Name:
                                        Title:

                                        The Marion Bank

                                        By__________________________
                                        Name:
                                        Title:

EXHIBIT F

GENERAL ASSIGNMENT

            For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, First Citizens Bank ("Seller") does hereby assign, grant, sell, transfer, convey and deliver to The Marion Bank ("Purchaser"), in accordance with that certain Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004, by and between Seller and Purchaser (the "Agreement"), all of Seller's right, title and interest, if any, in, under and to any and all guaranties, warranties and other similar rights, whether express or implied, issued or made in connection with or related to the acquisition, development, construction, operation, maintenance and/or repair of the Branches, the improvements or Real Property, or any portion thereof, or the Personal Property, including, among other things, any warranty covering any machinery and any mechanical, electrical, HVAC or plumbing system used in the operation of the Branches.

            Unless otherwise defined herein, all capitalized terms used in this General Assignment shall have the meanings ascribed to them in the Agreement. This General Assignment has been duly executed by Seller as of ____________ __, 2004.

                                          First Citizens Bank

                                          By______________________________
                                          Name:
                                          Title:

EXHIBIT G

ASSUMPTION AGREEMENT

            FOR VALUE RECEIVED, The Marion Bank ("Purchaser"), a Ohio state chartered commercial bank, has executed and delivered this Assumption Agreement (this "Assumption Agreement") to First Citizens Bank ("Seller"), pursuant to the terms of that certain Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004 (the "Agreement"). Unless otherwise defined herein, all capitalized terms used in this Assumption Agreement shall have the meanings ascribed to them in the Agreement.

            Purchaser hereby assumes all duties and obligations of Seller arising on and after the Close of Business on the date hereof under and with respect to the Deposits (other than Excluded Deposits), the Assumed Contracts, the Safe Deposit Business, the Acquired Loans, and the ownership and operation of the Personal Property. Without limiting the foregoing, Purchaser further hereby specifically assumes the liability of Seller with respect to each account holder whose account is included within the Deposits (other than Excluded Deposits) and agrees to pay to such account holder the principal amount of such account holder's deposits plus interest accrued thereon through the date hereof in accordance with the terms of such deposit accounts through the date hereof. Purchaser further hereby assumes and agrees to perform and be bound by the terms of the deposit agreements and loan agreements governing the terms of the Deposits and the Acquired Loans as in effect as of the date hereof. Purchaser further hereby assumes and agrees to fully and timely perform and discharge all the duties and obligations of Seller arising from and after the date hereof with respect to the Safe Deposit Business, including, but not limited to, the maintenance of all necessary facilities and the provision of all necessary services for the use of safe deposit business by renters thereof, subject to the provisions of the applicable leases or other agreements relating to such business.

            IN WITNESS WHEREOF, Purchaser and Seller have caused this Assumption Agreement to be signed by their duly authorized officers as of this ___ day of _______________, 2004.

The Marion Bank                             First Citizens Bank

By:  ______________________                 By: ______________________
Name:                                       Name:
Title:                                      Title:

EXHIBIT H

RETIREMENT ACCOUNT TRANSFER AGREEMENT

            This Agreement (this "Transfer Agreement") is made between The Marion Bank, an Ohio state chartered commercial bank ("Successor Trustee"), and First Citizens Bank ("Resigning Trustee"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase of Assets and Liability Assumption Agreement dated as of the ______________, 2004 by and between Resigning Trustee and Successor Trustee (the "Agreement").

RECITALS

            A. Resigning Trustee has served as trustee with respect to certain retirement accounts (collectively, the "Plans"), included within the Agreement, the funds of which are domiciled at the Branches.

            B. Pursuant to the Agreement, Successor Trustee is acquiring from Resigning Trustee certain Deposits, including Deposits which constitute funds of the Plans.

            C. In connection with the acquisition of such Deposits, Successor Trustee will succeed to the trusteeship of the Plans and become successor trustee in the place of Resigning Trustee.

            D. The parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Plans and the duties and responsibilities of the parties with regard thereto.

            E. Execution of this Transfer Agreement is an element of the consideration for the execution by the parties of the Agreement and a condition to closing thereunder.

TRANSFER AGREEMENT

            Now, therefore, in consideration of premises stated above, the mutual promises contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

            0.1 As of the Close of Business on the Closing Date, or such other date and time as the parties may fix (the "Transfer Date"), the Resigning Trustee shall assign, transfer and deliver to the Successor Trustee as set forth in the Agreement, funds and Deposits, domiciled in Resigning Trustee's Branches and appoint Successor Trustee as the successor trustee with respect to the Plans. As of the Transfer Date, Successor Trustee assumes all obligations as Trustee under the Plans.

            0.2 After the Transfer Date, the Successor Trustee shall not accept any new plans naming the Resigning Trustee as trustee, nor shall the Successor Trustee use any advertising, materials, plan documents, or any other printed matter referring to the Resigning Trustee as trustee of any retirement accounts.

            0.3 The Resigning Trustee shall prepare and file all required year-end reports for all activity under the Plans transferred to Successor Trustee, including, but not limited to, IRS form 1099R and IRS form 5498 for the portion of the calendar year 2004 to and including the Transfer Date. The Successor Trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 2004 and thereafter, so long as the Successor Trustee remains as the trustee. It is further agreed that the Resigning Trustee and Successor Trustee will each report their portion of any withholding for such Plans to the appropriate state and federal agencies.

            0.4 In the event that the Resigning Trustee receives after the Transfer Date, any documents, correspondence or other written materials relating to the Plans transferred to Successor Trustee, the Resigning Trustee will promptly forward such items to the Successor Trustee with a written explanation of such items. The Resigning Trustee agrees to answer reasonable inquiries from the Successor Trustee pertaining to the Plans and any pending transactions or items received after the Transfer Date.

            0.5 No later than six (6) Business Days following the Transfer Date the Resigning Trustee shall deliver to the Successor Trustee all original or legible certified copies of (i) all documents executed by the depositors of the Plans to be transferred to Successor Trustee, including, but not limited to, all applications, adoption agreements, membership agreements, plan amendments, and beneficiary forms, and (ii) all other records and information necessary to allow the Successor Trustee to administer and conduct business with respect to such Plans.

            0.6 No later than the Transfer Date the Resigning Trustee agrees to provide the Successor Trustee, with a complete and up-to-date listing of:

            0.6(a) any and all participants of the Plans transferred to Successor Trustee that have reached age 70 1/2 by or during 2004, and prior year balances required for calculations of mandatory distributions;

            0.6(b) any or all Plans at Resigning Trustee's Branches receiving periodic distributions, the method of calculation for arriving at such amounts distributed, and copies of the approved distribution forms;

            0.6(c) any and all Plans on the Resigning Trustee's system on deposit at the Branches;

            0.6(d) any and all Plans at the Resigning Trustee's Branches currently not exempted from either federal tax withholding or state withholding, or both, and current filing status for each participant where withholding may apply; and

            (e) any and all Plans at Resigning Trustee's Branches where the Plan participant has died, the date of death (if known) and a legible copy of the death certificate when available.

            0.7 The Resigning Trustee agrees that, prior to the Transfer Date, it shall make any and all of the following payments or take any and all of the following actions, each as required to be made or taken prior to the Transfer
Date:

            0.7(a) distribute all scheduled 2004 mandatory minimum distribution payments scheduled for payment prior to the Transfer Date;

            0.7(b)   complete all scheduled or pending transfers; and

            0.7(c) distribute all scheduled periodic and non-periodic distributions.

            0.8 The Successor Trustee agrees to indemnify and hold harmless the Resigning Trustee from all Damages (as defined in the Agreement) that the Resigning Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Successor Trustee's failure to perform its obligations under this Transfer Agreement.

            0.9 The Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee from all Damages (as defined in the Agreement) that the Successor Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Resigning Trustee's failure to perform its obligations under this Transfer Agreement.

            0.10 If any action or proceeding is brought by either party against the other pertaining to or arising out of this Transfer Agreement, the final prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred on account of such action or proceeding.

            0.11 This Transfer Agreement may be executed in any number of counterparts, each of which shall be an original but all of which constitute one and the same instrument.

Executed this ____ day of _________, 2004.

The Marion Bank                             First Citizens Bank

By_________________________                 By________________________
Name:                                       Name:
Title:                                      Title:

EXHIBIT I

FORM OF OPINION OF COUNSEL TO SELLER

(To be provided at the Closing by __________)

[Date]

The Marion Bank
[Address]

Ladies and Gentlemen:

            I have acted as counsel to First Citizens Bank ("Seller"), an Ohio corporation, in connection with negotiation and execution of the Purchase of Assets and Liability Assumption Agreement dated as of ________________, 2004 (the "Agreement") between Seller and The Marion Bank ("Purchaser"), and in connection with the transactions contemplated thereby. I am rendering this opinion pursuant to Section 12.3 of the Agreement.

            The law covered by the opinions expressed herein is limited to the federal law of the United States and the laws of the State of Ohio. Terms defined in the Agreement and not otherwise defined herein are used with the meanings defined therein.

            With respect to matters of fact material to the opinions expressed herein, I have relied solely upon the representations of the parties contained in the Agreement, and upon certifications of officers of the Seller and of governmental officials. I have assumed that the certifications and representations dated earlier than the date hereof on which I have relied continue to remain accurate, insofar as material to my opinions, from each earlier date through the date hereof. I have not undertaken independent investigation to determine the existence or absence of such facts and no inference as to my knowledge of the existence or absence of such facts and in inference as to my knowledge of the existence or absence of such facts should be drawn from my representation of Seller.

            My opinion in subparagraph (2) below regarding the enforceability of the Agreement is subject to the specific qualifications set forth in subparagraph (2) below.

            Based on the foregoing, and solely in reliance thereon, I am of the opinion that:

            1. Seller is an Ohio state chartered commercial bank in good standing under the laws of the State of Ohio and is qualified under such laws to do business.

            2. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated thereby by Seller have been duly and validly authorized and approved by all requisite corporation action. Assuming the due and valid execution, delivery and performance of the Agreement and the transactions contemplated thereby by you, the Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors of Ohio state chartered commercial banks and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

            3. The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not (a) conflict with any of the provisions of the charter, bylaws or other governing instruments of Seller, (b) violate any applicable laws, orders or regulations, (c) breach, or result in a default under, any existing obligation of Seller under any material agreement to which it is a party or by which any of its property is bound, or
(d) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated in the Agreement).

            4. To my best knowledge, there are no actions, suits, claims, proceedings or investigations pending or threatened against Seller that (a) question the validity of or otherwise challenge the Agreement, (b) seek to restrain, enjoin or prevent the consummation of the transactions contemplated by the Agreement, or (c) could reasonably be expected to result in rescission of the Agreement or the transactions contemplated thereby.

            This opinion is given to you for your sole benefit in connection with the Agreement, and no other person or entity is entitled to rely thereon, nor may copies be delivered or furnished to any other party, nor may all or portions of this opinion be quoted, circulated or referred to in any other document without my prior written consent.

                                            Sincerely,

                                            James E. McGookey, General Counsel

JEM:lkr

EXHIBIT J

FORM OF SELLER'S DESIGNATED OFFICER'S CERTIFICATE

            Each of the undersigned, hereby certifies that he is a duly elected officer of First Citizens Bank ("Seller"), and as such delivers this certificate pursuant to the Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004 (the "Agreement"), by and between Seller and The Marion Bank, a Ohio state chartered commercial bank ("Purchaser"), and further certifies that:

            (a) Each of the terms, covenants and conditions of the Agreement to be complied with and performed by Seller on or before this date have been duly complied with and performed in all material respects, or such compliance or performance has been waived by Purchaser, and all documents to be delivered or actions to be taken by Seller pursuant to Sections 12.2 and 12.3 of the Agreement have been delivered or performed; and

            (b) Each of the representations and warranties made by Seller in the Agreement are true and correct as of this date with the same force and effect as though such representations and warranties are made as of this date, except representations and warranties made as of a specified point in time which representations and warranties are true and correct as of said specific time and except that the representations and warranties made regarding Schedules 2.1(a)(xi), 3.6, 3.7, 3.12(b) and 5.1 are true and correct as of this date with respect to such Schedules as updated and delivered on this date.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the _____ day of ________, 2004.

                                            First Citizens Bank

                                            By__________________________
                                            Name:
                                            Title:

EXHIBIT K

                           COVERDELL EDUCATION SAVINGS
                           ACCOUNT TRANSFER AGREEMENT

            This COVERDELL EDUCATION SAVINGS ACCOUNT TRANSFER AGREEMENT (this "Transfer Agreement") is made between THE MARION BANK, an Ohio State Chartered Commercial Bank ("Successor Trustee), and First Citizens Bank ("Resigning Trustee"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase of Assets and Liability Assumption Agreement dated as of the ______________, 2004 by and between Resigning Trustee and Successor Trustee (the "Agreement").

RECITALS

            A. Resigning Trustee has served as trustee with respect to certain Coverdell Education Savings accounts (collectively, the "Accounts"), included within the Agreement, the funds of which are domiciled at the Branches.

            B. Pursuant to the Agreement, Successor Trustee is acquiring from Resigning Trustee certain Deposits, including Deposits which constitute funds of the Accounts.

            C. In connection with the acquisition of such Deposits, Successor Trustee will succeed to the trusteeship of the Accounts and become successor trustee in the place of Resigning Trustee.

            D. The parties deem it necessary and advisable to execute this Transfer Agreement in order to describe the terms of transfer of the Accounts and the duties and responsibilities of the parties with regard thereto.

            E. Execution of this Transfer Agreement is an element of the consideration for the execution by the parties of the Agreement and a condition to closing thereunder.

TRANSFER AGREEMENT

            Now, therefore, in consideration of premises stated above, the mutual promises contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

            0.1 As of the Close of Business on the Closing Date, or such other date and time as the parties may fix (the "Transfer Date"), the Resigning Trustee shall assign, transfer and deliver to the Successor Trustee as set forth in the Agreement, Deposits, domiciled in Resigning Trustee's Branches and appoint Successor Trustee as the successor trustee with respect to the Accounts. As of the Transfer Date, Successor Trustee assumes all obligations as Trustee under the Plans.

            0.2 After the Transfer Date, the Successor Trustee shall not accept any new accounts naming the Resigning Trustee as trustee, nor shall the Successor Trustee use any advertising, materials, account documents, or any other printed matter referring to the Resigning Trustee as trustee of any Coverdell Education Savings accounts.

            0.3 The Resigning Trustee shall prepare and file all required year-end reports for all activity under the Accounts transferred to Successor Trustee, including, but not limited to, IRS form 1099Q and IRS form 5498 ESA for the portion of the calendar year 2004 to and including the Transfer Date. The Successor Trustee shall prepare and file such reports, where applicable, for the balance of the calendar year 2004 and thereafter, so long as the Successor Trustee remains as the trustee. It is further agreed that the Resigning Trustee and Successor Trustee will each report their portion of any withholding for such Accounts to the appropriate state and federal agencies.

            0.4 In the event that the Resigning Trustee receives after the Transfer Date, any documents, correspondence or other written materials relating to the Accounts transferred to Successor Trustee, the Resigning Trustee will promptly forward such items to the Successor Trustee with a written explanation of such items. The Resigning Trustee agrees to answer reasonable inquiries from the Successor Trustee pertaining to the Accounts and any pending transactions or items received after the Transfer Date.

            0.5 No later than six (6) Business Days following the Transfer Date the Resigning Trustee shall deliver to the Successor Trustee all original or legible certified copies of (i) all documents executed by the depositors and responsible individuals of the Accounts to be transferred to Successor Trustee, including, but not limited to, all applications, adoption agreements, membership agreements, account amendments, and beneficiary forms, and (ii) all other records and information necessary to allow the Successor Trustee to administer and conduct business with respect to such Accounts.

            0.6 No later than the Transfer Date the Resigning Trustee agrees to provide the Successor Trustee, with a complete and up-to-date listing of:

            0.6(a) any and all Accounts on the Resigning Trustee's system on deposit at the Branches;

            0.6(b) any and all Accounts at the Resigning Trustee's Branches currently not exempted from either federal or state tax withholding, and current filing status for each participant where withholding may apply;

            0.6(c) any and all Accounts at Resigning Trustee's Branches where the designated beneficiary has died and the designated death beneficiary is a family member of the designated beneficiary and is under age 30 on the date of death. In such case, that family member shall become the designated beneficiary; and

            0.6(d) any and all Accounts at Resigning Trustee's Branches where the Designated Beneficiary has reached age 30 and distribution to such Designated Beneficiary can not be made prior to the Transfer Date.

            0.7 The Resigning Trustee agrees that, prior to the Transfer Date, it shall make any and all of the following payments or take any and all of the following actions, each as required to be made or taken prior to the Transfer Date:

            0.7(a)  complete all scheduled or pending transfers; and

            0.7(b)  distribute all scheduled distributions.

            0.8 The Successor Trustee agrees to indemnify and hold harmless the Resigning Trustee from all Damages (as defined in the Agreement) that the Resigning Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Successor Trustee's failure to perform its obligations under this Transfer Agreement.

            0.9 The Resigning Trustee agrees to indemnify and hold harmless the Successor Trustee from all Damages (as defined in the Agreement) that the Successor Trustee, its affiliates, successors, directors, officers, employees, or agents may incur as a result of the Resigning Trustee's failure to perform its obligations under this Transfer Agreement.

            0.10 If any action or proceeding is brought by either party against the other pertaining to or arising out of this Transfer Agreement, the final prevailing party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred on account of such action or proceeding.

            0.11 This Transfer Agreement may be executed in any number of counterparts, each of which shall be an original but all of which constitute one and the same instrument.

Executed this ____ day of _________, 2004.

THE MARION BANK                                      FIRST CITIZENS BANK

By_________________________                          By________________________
Name:                                                Name:
Title:                                               Title:

EXHIBIT L
FORM OF OPINION OF COUNSEL TO PURCHASER

(To be provided at the Closing by Counsel for Purchaser)

[Date]

First Citizens Bank

_______________

_______________

Ladies and Gentlemen:

We have acted as special counsel to The Marion Bank ("Purchaser"), a Ohio state chartered commercial bank, in connection with the negotiation and execution of the Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004 (the "Agreement"), between First Citizens Bank ("Seller") and Purchaser, and in connection with the transactions contemplated thereby. We are rendering this opinion to you pursuant to Section 12.4 of the Agreement.

This opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the American Bar Association's Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the federal law of the United States and the laws of the State of Ohio. Terms defined in the Agreement or in the Accord and not otherwise defined herein are used with the meanings defined therein.

With respect to matters of fact material to the opinions expressed herein, we have relied solely upon the representations of the parties contained in the Agreement, and upon certifications of officers of the Purchaser and of governmental officials. We have assumed that the certifications and representations dated earlier than the date hereof on which we have relied continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof. We have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of Purchaser.

Our opinion in subparagraph (ii) below regarding the enforceability of the Agreement is subject to the General Qualifications set forth in the Accord, and to the specific qualifications set forth in subparagraph (ii) below.

Based on the foregoing, and solely in reliance thereon, we are of the opinion that:

      (i) Purchaser is an Ohio state chartered commercial bank in good standing under the laws of the State of Ohio and is qualified under such laws to do business.

      (ii) The execution, delivery and performance by Purchaser of the Agreement and the documents executed in connection therewith have been duly authorized by all necessary corporate action, executed and delivered by, and each is a valid and binding obligation of, Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally including, without limitation, the avoidance powers of the FDIC pursuant to the Federal Deposit Insurance Act and except that courts might award money damages rather than specific performance.

      (iii) The execution and delivery of the Agreement and the consummation of the transactions contemplated thereby will not violate any law or violate any provision of, or result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of the respective articles of association or bylaws of Purchaser, or any agreement known to us after reasonable inquiry to which Purchaser is a party or by which it or any of its assets may be bound or any order, judgment or decree known to us to be binding upon Purchaser; and

      (iv) We do not know of any litigation or other proceeding or governmental investigation pending or threatened against or relating to Purchaser which might have a material adverse effect on or relating to the transactions contemplated by the Agreement.

This opinion is given to you for your sole benefit in connection with the Agreement, and no other person or entity is entitled to rely thereon, nor may copies be delivered or furnished to any other party, nor may all or portions of this opinion be quoted, circulated, or referred to in any other document without our prior written consent.

Very truly yours,

Shumaker, Loop & Kendrick, LLP

EXHIBIT M

FORM OF PURCHASER'S OFFICER'S CERTIFICATE

            The undersigned, ___________________, hereby certifies that he is the duly elected ____________________ of The Marion Bank ("Purchaser") an Ohio state chartered commercial bank, and, as such delivers this certificate pursuant to the Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004 (the "Agreement"), by and between Purchaser and First Citizens Bank ("Seller"), and further certifies that:

            (a) Each of the terms, covenants and conditions of the Agreement to be complied with and performed by Purchaser on or before this date have been duly complied with and performed in all material respects, or such compliance or performance has been waived by Seller, and all documents to be delivered or actions to be taken by Purchaser pursuant to Section 12.4 of the Agreement have been delivered or performed; and

            (b) Each of the representations and warranties made by Purchaser in the Agreement are true and correct as of this date with the same force and effect as though such representations and warranties are made as of this date, except representations and warranties made as of a specific point in time which representations and warranties are true and correct as of said specified time.

            IN WITNESS WHEREOF, the undersigned has executed this certificate as of the _____ day of ________, 2004.

                                          The Marion Bank

                                          By__________________________
                                          Name:
                                          Title:

EXHIBIT N

FINAL SETTLEMENT STATEMENT

            This Final Settlement Statement is provided by First Citizens Bank ("Seller") pursuant to the terms of that certain Purchase of Assets and Liability Assumption Agreement dated as of ______________, 2004 by and between The Marion Bank ("Purchaser") and Seller (the "Agreement"). Unless otherwise defined, all capitalized terms used in this Final Settlement Statement shall have the meanings ascribed to them in the Agreement.

Calculation of Final Purchase Price

I.

A.    Deposits (other than Excluded Deposits) (as reflected on
      final Schedule 3.6 delivered pursuant to Section 12.2)            $   ====

B.    Final Purchase Price equals the sum of:
      Value of Real Property per Section 2.3(ii)                        $200,000

      Carrying Value of Personal Property (as reflected on final
      Schedule 3.7)                                                     $_______

      Cash on Hand (as reflected on final Schedule 5.1)                 $_______

      Acquired Loan Purchase Price (as reflected on final
      Schedule 3.12(b)                                                  $_______

      Purchase price of the other assets to be acquired by
      Purchaser (as reflected on final Schedule 2.1(a)(xi))             $_______

Final Purchase Premium                                                  $_______

       Final Purchase Price                                             $ ======

C.    Prepaid FDIC Insurance Premium                                    $_______

D.    Net amount (positive or negative) of real property
      prorations fees, taxes or other charges payable by Purchaser to
      Seller pursuant to Section 16.2                                   $_______

E.    Other prorated amounts (positive or negative)                     $_______

II.

Deposits                                                             $__________

less Final Purchase Price                                            $__________

less Prepaid FDIC Insurance Premium                                  $__________

less real property prorations pursuant to
  Section 16.2                                                       $__________

plus/less other proration                                            $__________

equals FINAL PAYMENT AMOUNT                                          $==========

III.

Cash Payment (paid on Closing Date)                                  $__________

Amount Final Payment Amount exceeds Cash Payment                     $__________

            Interest                                                 $__________

            Total to be paid to Purchaser by Seller

            OR

            Amount Cash Payment exceeds Final

            Payment Amount                                           $__________

            Interest                                                 $__________

            Total to be paid to Seller
            by Purchaser                                             $==========

                           Schedule 2.1(a)(xi) Page 1